Exhibit 10.2

EXECUTION VERSION

BACKSTOP COMMITMENT AGREEMENT

AMONG

ULTRA PETROLEUM CORP.

AND

THE COMMITMENT PARTIES PARTY HERETO

Dated as of November 21, 2016

i

TABLE OF CONTENTS (cont’d)

ii

TABLE OF CONTENTS (cont’d)

SCHEDULES

Schedule 1A	HoldCo Noteholders Backstop Commitment Schedule
Schedule 1B	HoldCo Equityholders Backstop Commitment Schedule

EXHIBITS

Exhibit A	Form of Rights Offering Procedures
Exhibit B	Form of Transfer Notice
Exhibit C	Form of Joinder Agreement
Exhibit D	Form of Plan Support Agreement Transfer Agreement

iii

BACKSTOP COMMITMENT AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of November 21, 2016, is made by and among Ultra Petroleum Corp., a company incorporated under the laws of Yukon, Canada and the ultimate parent of each of the other Debtors (as the debtor in possession and a reorganized debtor, as applicable, the “Company”), on behalf of itself and each of the other Debtors (as defined below), on the one hand, and each Commitment Party (as defined below), on the other hand. The Company and each Commitment Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties.” Capitalized terms that are used but not otherwise defined in this Agreement shall have the meanings given to them in Section 1.1 hereof or, if not defined therein, shall have the meanings given to them in the Plan Support Agreement.

RECITALS

WHEREAS, the Company, the Commitment Parties and the Plan Support Parties (as defined in the Plan Support Agreement) have entered into a Plan Support Agreement, dated as of November 21, 2016 (including the terms and conditions set forth in the Plan Term Sheet attached as Exhibit A to the Plan Support Agreement (the “Plan Term Sheet” and collectively, including all the exhibits thereto, as may be amended, supplemented or otherwise modified from time to time, the “Plan Support Agreement”)), which (a) provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a plan of reorganization to be filed in jointly administered cases (the “Chapter 11 Cases”) under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as it may be amended from time to time, the “Bankruptcy Code”), in the United States Bankruptcy Court for Southern District of Texas (the “Bankruptcy Court”), implementing the terms and conditions of the Restructuring Transactions and (b) requires that the Plan be consistent with the Plan Support Agreement.

WHEREAS, pursuant to the Plan and this Agreement, and in accordance with the Rights Offering Procedures, the Company, on behalf of the Reorganized Company, will conduct (a) a rights offering for the HoldCo Noteholders Rights Offering Shares (excluding the Common Shares to be issued pursuant to the Commitment Premium) at an aggregate purchase price equal to the HoldCo Noteholders Rights Offering Amount and a per-share purchase price equal to the Per Share Purchase Price and (b) a rights offering for the HoldCo Equityholders Rights Offering Shares (excluding the Common Shares to be issued pursuant to the Commitment Premium) at an aggregate purchase price equal to the HoldCo Equityholders Rights Offering Amount and a per-share purchase price equal to the Per Share Purchase Price, and, on the Effective Date the Reorganized Company shall assume and perform any remaining obligations with respect to the Rights Offerings and issue the Rights Offering Shares.

WHEREAS, subject to the terms and conditions contained in this Agreement, (a) each HoldCo Noteholders Commitment Party has agreed to purchase (on a several and not joint basis) its HoldCo Noteholders Backstop Commitment Percentage of the HoldCo Noteholders Unsubscribed Shares, if any, and (b) each HoldCo Equityholders Commitment Party has agreed to purchase (on a several and not joint basis) its HoldCo Equityholders Backstop Commitment Percentage of the HoldCo Equityholders Unsubscribed Shares, if any.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the Company (on behalf of itself and each other Debtor) and each of the Commitment Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below or in the Plan, as applicable:

“Additional Commitment Party” means a Person that becomes a Commitment Party pursuant to Section 2.6 of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person, and shall include the meaning of “affiliate” set forth in section 101(2) of the Bankruptcy Code. “Affiliated” has a correlative meaning.

“Affiliated Fund” means any investment fund the primary investment advisor to or manager of which is a Commitment Party or an Affiliate thereof.

“Aggregate Backstop Commitment Percentage” has the meaning set forth in Section 2.6(c).

“Aggregate Common Shares” means the fully diluted number of Common Shares of the Reorganized Company before taking into account issuances of Common Shares pursuant to the MIP.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity), or restructuring of any of the Debtors, other than the Restructuring Transactions.

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity, whether domestic or foreign, having jurisdiction pursuant to the Antitrust Laws, and “Antitrust Authority” means any of them.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other Law, whether domestic or foreign, governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, and any foreign investment Laws.

“Applicable Consent” has the meaning set forth in Section 4.6.

“Approval Order” has the meaning set forth in the Plan Support Agreement.

“Articles of Incorporation” means the articles of incorporation of the Reorganized Company as in effect on the Effective Date, which shall be consistent with the terms set forth in the Plan Support Agreement and the Plan, and otherwise be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

“Available Shares” means all of the HoldCo Noteholders Available Shares and the HoldCo Equityholders Available Shares.

“Backstop Commitment” means the HoldCo Equityholders Backstop Commitment and/or the HoldCo Noteholders Backstop Commitment, as applicable.

“Backstop Commitment Percentage” means the HoldCo Equityholders Backstop Commitment Percentage and/or the HoldCo Noteholders Backstop Commitment Percentage, as applicable.

“Backstop Commitment Schedules” means Schedule 1A and Schedule 1B to this Agreement, as each may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

“BCA Approval Obligations” means the obligations of the Company and the other Debtors under this Agreement and the Approval Order.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).

“Bylaws” means the bylaws of the Reorganized Company, which shall become effective as of the Effective Date, and which shall be consistent with the terms set forth in the Plan Support Agreement and the Plan, and otherwise be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Claims Cap” has the meaning set forth in Section 7.1(r).

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986.

“Commitment Party” means the HoldCo Equityholder Commitment Parties, the HoldCo Noteholder Commitment Parties and any Additional Commitment Party.

“Commitment Party Default” means a HoldCo Noteholders Commitment Party Default or a HoldCo Equityholders Commitment Party Default.

“Commitment Party Replacement” has the meaning set forth in Section 2.3(b).

“Commitment Party Replacement Period” has the meaning set forth in Section 2.3(b).

“Commitment Premium” has the meaning set forth in Section 3.1.

“Common Shares” means the shares of common stock that constitute equity interests in the Reorganized Company.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company to the Commitment Parties on the date of this Agreement.

“Company Plan” means any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA, and (i) sponsored or maintained (at the time of determination or at any time within the six years prior thereto) by any of the Debtors or any ERISA Affiliate, or with respect to which any such entity has any actual or contingent liability or obligation or (ii) in respect of which any of the Debtors or any ERISA Affiliate is (or, if such plan were terminated, could under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company.

“Confirmation Order” means a Final Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consenting HoldCo Equityholders” has the meaning set forth in the Plan Support Agreement.

“Consenting HoldCo Noteholders” has the meaning set forth in the Plan Support Agreement.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

“Debtors” means, collectively Ultra Petroleum Corp. and its direct and indirect Subsidiaries, as the debtors in possession and reorganized debtors, as applicable.

“Defaulting Commitment Party” means in respect of a Commitment Party Default that is continuing, the applicable defaulting Commitment Party.

“Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions as set forth in the Plan Support Agreement.

“Disclosure Statement” has the meaning set forth in the Plan Support Agreement.

“Disclosure Statement Order” has the meaning set forth in the Plan Support Agreement.

“Effective Date” means the date upon which (a) no stay of the Confirmation Order is in effect, (b) all conditions precedent to the effectiveness of the Plan (or each respective Plan, if separate) have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and (c) on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plan become effective or are consummated.

“Environmental Laws” means all applicable laws (including common law), rules, regulations, codes, ordinances, orders in council, Orders, decrees, treaties, directives, judgments or legally binding agreements promulgated or entered into by or with any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material.

“Equityholder Committee” has the meaning set forth in the Plan Support Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any of the Debtors, is, or at any relevant time during the past six years was, treated as a single employer under any provision of Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event with respect to a Company Plan; (b) any failure by any Company Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Company Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Company Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Company Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by any of the Debtors or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Company Plan, including the imposition of any Lien in favor of any Company Plan or Multiemployer Plan; (e) a determination that any Company Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); (f) the receipt by any of the Debtors or any ERISA Affiliate from a plan administrator of any notice relating to an intention to terminate any Company Plan or to appoint a trustee to administer any Company Plan under Section 4042 of ERISA; (g) the incurrence by any of the Debtors or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Company Plan or Multiemployer Plan; (h) the receipt by any of the Debtors or any ERISA Affiliate of any notice concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical status” (within the meaning of Section 305 of ERISA or Section 432 of the Code); (i) the conditions for imposition of a Lien under Section 303(k) of ERISA or Section 430(k) of the Code shall have been met with respect to any Company Plan; (j) the adoption of an amendment to a Company Plan requiring the provision of security to such Company Plan pursuant to Section 307 of ERISA; (k) the assertion of a material claim (other than routine claims for benefits) against any Company Plan or the assets thereof, or against any of the Debtors in connection with any Company Plan; or (l) receipt from the IRS of notice of the failure of any Company Plan (or any other employee benefit plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Company Plan to qualify for exemption from taxation under Section 501(a) of the Code.

“Escrow Account” has the meaning set forth in Section 2.4(a).

“Escrow Account Funding Date” has the meaning set forth in Section 2.4(b).

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Reimbursement” has the meaning set forth in Section 3.3(a).

“Filing Party” has the meaning set forth in Section 6.12(b).

“Final Order” means, as applicable, an Order of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the Order could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such Order, or has otherwise been dismissed with prejudice.

“Funding Notice” has the meaning set forth in Section 2.4(a).

“Funding Notice Date” has the meaning set forth in Section 2.4(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning of “governmental unit” set forth in section 101(27) of the Bankruptcy Code.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law other than naturally occurring radioactive material on or inside of equipment wells or oil and gas property to the extent each of the foregoing is in service.

“HoldCo Equity Interests” means all of the common equity interests in the Company.

“HoldCo Equityholders” means all holders of the HoldCo Equity Interests.

“HoldCo Equityholders Available Shares” means the HoldCo Equityholders Unsubscribed Shares and Rights Offering Shares that any HoldCo Equityholders Commitment Party fails to purchase as a result of a HoldCo Equityholders Commitment Party Default by such HoldCo Equityholders Commitment Party.

“HoldCo Equityholders Backstop Commitment” has the meaning set forth in Section 2.2.

“HoldCo Equityholders Backstop Commitment Percentage” means, with respect to any HoldCo Equityholders Commitment Party, such HoldCo Equityholders Commitment Party’s percentage of the HoldCo Equityholders Backstop Commitment as set forth opposite such HoldCo Equityholders Commitment Party’s name under the column titled “HoldCo Equityholders Backstop Commitment Percentage” on Schedule 1B to this Agreement. Any reference to “HoldCo Equityholders Backstop Commitment Percentage” in this Agreement means the HoldCo Equityholders Backstop Commitment Percentage in effect at the time of the relevant determination.

“HoldCo Equityholders Commitment Parties” means all Commitment Parties that are also HoldCo Equityholders, acting in their capacity as such and including each of their permitted successors and assigns.

“HoldCo Equityholders Commitment Party Default” means the failure by any HoldCo Equityholders Commitment Party to (a) deliver and pay the aggregate Per Share Purchase Price for such HoldCo Equityholders Commitment Party’s Backstop Commitment Percentage of any HoldCo Equityholders Unsubscribed Shares by the Escrow Account Funding Date in accordance with Section 2.4(b) or (b) fully exercise all HoldCo Equityholders Subscription Rights that are owned by it (or its managed funds or accounts) as of the Rights Offering Expiration Time pursuant to the HoldCo Equityholders Rights Offering and duly purchase all HoldCo Equityholders Rights Offering Shares pursuant to such exercise, in accordance with this Agreement and the Plan.

“HoldCo Equityholders Commitment Party Replacement” has the meaning set forth in Section 2.3(b).

“HoldCo Equityholders Commitment Party Replacement Period” has the meaning set forth in Section 2.3(b).

“HoldCo Equityholders Replacing Commitment Parties” has the meaning set forth in Section 2.3(b).

“HoldCo Equityholders Rights Offering” means the rights offering that is backstopped by the HoldCo Equityholders Commitment Parties for the HoldCo Equityholders Rights Offering Amount in connection with the Restructuring Transactions substantially on the terms reflected in the Plan Support Agreement and this Agreement, and in accordance with the Rights Offering Procedures.

“HoldCo Equityholders Rights Offering Shares” means the Common Shares (including all HoldCo Equityholders Unsubscribed Shares purchased by the HoldCo Equityholders Commitment Parties pursuant to this Agreement) distributed pursuant to and in accordance with the Rights Offering Procedures in the HoldCo Equityholders Rights Offering.

“HoldCo Equityholders Rights Offering Amount” means an amount equal to $145,000,000.

“HoldCo Equityholders Rights Offering Participants” means those Persons who duly subscribe for HoldCo Equityholders Rights Offering Shares in accordance with the Rights Offering Procedures.

“HoldCo Equityholders Subscription Rights” means the subscription rights to purchase HoldCo Equityholders Rights Offering Shares.

“HoldCo Equityholders Unsubscribed Shares” means the HoldCo Equityholders Rights Offering Shares that have not been duly purchased in the HoldCo Equityholders Rights Offering by HoldCo Equityholders that are not HoldCo Equityholders Commitment Parties in accordance with the Rights Offering Procedures and the Plan.

“HoldCo Noteholder Committee” has the meaning set forth in the Plan Support Agreement.

“HoldCo Noteholders” means all holders of the HoldCo Notes.

“HoldCo Noteholders Available Shares” means the HoldCo Noteholders Unsubscribed Shares and Rights Offering Shares that any HoldCo Noteholders Commitment Party fails to purchase as a result of a HoldCo Noteholders Commitment Party Default by such HoldCo Noteholders Commitment Party.

“HoldCo Noteholders Backstop Commitment” has the meaning set forth in Section 2.2.

“HoldCo Noteholders Backstop Commitment Percentage” means, with respect to any HoldCo Noteholders Commitment Party, such HoldCo Noteholders Commitment Party’s percentage of the HoldCo Noteholders Backstop Commitment as set forth opposite such HoldCo Noteholders Commitment Party’s name under the column titled “HoldCo Noteholders Backstop Commitment Percentage” on Schedule 1A to this Agreement. Any reference to “HoldCo Noteholders Backstop Commitment Percentage” in this Agreement means the HoldCo Noteholders Backstop Commitment Percentage in effect at the time of the relevant determination.

“HoldCo Noteholders Commitment Parties” means all Commitment Parties that are also HoldCo Noteholders, acting in their capacity as such and including each of their permitted successors and assigns.

“HoldCo Noteholders Commitment Party Default” means the failure by any HoldCo Noteholders Commitment Party to (a) deliver and pay the aggregate Per Share Purchase Price for such HoldCo Noteholders Commitment Party’s Backstop Commitment Percentage of any HoldCo Noteholders Unsubscribed Shares by the Escrow Account Funding Date in accordance with Section 2.4(b) or (b) fully exercise all HoldCo Noteholders Subscription Rights that are owned by it (or its managed funds or accounts) as of the Rights Offering Expiration Time pursuant to the HoldCo Noteholders Rights Offering and duly purchase all HoldCo Noteholders Rights Offering Shares pursuant to such exercise, in accordance with this Agreement and the Plan.

“HoldCo Noteholders Commitment Party Replacement” has the meaning set forth in Section 2.3(a).

“HoldCo Noteholders Commitment Party Replacement Period” has the meaning set forth in Section 2.3(a).

“HoldCo Noteholders Replacing Commitment Parties” has the meaning set forth in Section 2.3(a).

“HoldCo Noteholders Rights Offering” means the rights offering that is backstopped by the HoldCo Noteholders Commitment Parties for the HoldCo Noteholders Rights Offering Amount in connection with the Restructuring Transactions substantially on the terms reflected in the Plan Support Agreement and this Agreement, and in accordance with the Rights Offering Procedures.

“HoldCo Noteholders Rights Offering Amount” means an amount equal to $435,000,000.

“HoldCo Noteholders Rights Offering Participants” means those Persons who duly subscribe for HoldCo Noteholders Rights Offering Shares in accordance with the Rights Offering Procedures.

“HoldCo Noteholders Rights Offering Shares” means the Common Shares (including all HoldCo Noteholders Unsubscribed Shares purchased by the HoldCo Noteholders Commitment Parties pursuant to this Agreement) distributed pursuant to and in accordance with the Rights Offering Procedures in the HoldCo Noteholders Rights Offering.

“HoldCo Noteholders Subscription Rights” means the subscription rights to purchase HoldCo Noteholders Rights Offering Shares.

“HoldCo Noteholders Unsubscribed Shares” means the HoldCo Noteholders Rights Offering Shares that have not been duly purchased in the HoldCo Noteholders Rights Offering by HoldCo Noteholders that are not HoldCo Noteholders Commitment Parties in accordance with the Rights Offering Procedures and the Plan.

“HoldCo Notes” means the 5.75% Senior Notes Due 2018 issued by the Company pursuant to the Indenture, dated as of December 12, 2013, and the 6.125% Senior Notes Due 2024 issued by Company pursuant to the Indenture, dated as of September 18, 2014.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Indemnified Claim” has the meaning set forth in Section 8.2.

“Indemnified Person” has the meaning set forth in Section 8.1.

“Indemnifying Party” has the meaning set forth in Section 8.1.

“Intellectual Property Rights” has the meaning set forth in Section 4.12.

“IRS” means the United States Internal Revenue Service.

“Joint Filing Party” has the meaning set forth in Section 6.12(c).

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry of their direct reports, of the chief executive officer, chief financial officer, chief operating officer and general counsel of the Company. As used herein, “actual knowledge” means information that is personally known by the listed individual(s).

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Legal Proceedings” has the meaning set forth in Section 4.10.

“Legend” has the meaning set forth in Section 6.11.

“Lien” means any lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title, lien or judicial lien as defined in sections 101(36) and (37) of the Bankruptcy Code or other restrictions of a similar kind.

“Losses” has the meaning set forth in Section 8.1.

“Material Adverse Effect” means any Event, which individually, or together with all other Events, has had or would reasonably be expected to have a material and adverse effect on (a) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Debtors, taken as a whole, or (b) the ability of the Debtors, taken as a whole, to perform their obligations under, or to consummate the transactions contemplated by, the Transaction Agreements, including the Rights Offerings, in each case, except to the extent such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after the date hereof in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Debtors operate, including any change in the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”; (ii) any changes after the date hereof in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iii) the execution, announcement or performance of this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby (including any act or omission of the Debtors expressly required or prohibited, as applicable, by this Agreement or consented to or required by the Requisite Commitment Parties in writing); (iv) changes in the market price or trading volume of the claims or equity or debt securities of the Debtors (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (v) the departure of officers or directors of any of the Debtors not in contravention of the terms and conditions of this Agreement (but not the underlying facts giving rise to such departure unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (vi) the filing or pendency of the Chapter 11 Cases; (vii) declarations of national emergencies in the United States or natural disasters in the United States; (viii) any matters expressly disclosed in the Disclosure Statement or the Company Disclosure Schedules as delivered on the date hereof; or (ix) the occurrence of a Commitment Party Default; provided, that the exceptions set forth in clauses (i) and (ii) shall not apply to the extent that such Event is disproportionately adverse to the Debtors, taken as a whole, as compared to other companies in the industries in which the Debtors operate.

“Material Contracts” means (a) all material definitive agreements that the Debtors are required to file under the requirements of Section 13 or 15 of the Exchange Act and (b) the contracts described in Section 1.1 of the Company Disclosure Schedules.

“MIP” means the new management incentive plan to be adopted by the Reorganized Company on the terms and conditions set forth in the Plan Term Sheet.

“Money Laundering Laws” has the meaning set forth in Section 4.23.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any of the Debtors is making or accruing an obligation to make contributions, or each such plan with respect to which any such entity has any liability or obligation (including on account of an ERISA Affiliate).

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Party” has the meaning set forth in the Preamble.

“Per Share Purchase Price” shall mean $2.7 billion divided by the Aggregate Common Shares; provided, that if the Total Enterprise Value at the close of business on the Subscription Commencement Date is not $6.0 billion, then the Per Share Purchase Price shall be adjusted as follows: (a) if the Total Enterprise Value is $5.5 billion, then the Per Share Purchase Price shall mean $2.3 billion divided by the Aggregate Common Shares; or (b) if the Total Enterprise Value is $6.25 billion, then the Per Share Purchase Price shall mean $2.9 billion divided by the Aggregate Common Shares.

“Permitted Liens” means (a) Liens for Taxes that (i) are not yet delinquent or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (b) landlord’s, operator’s, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens for labor, materials or supplies or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas properties provided with respect to any Real Property or personal property incurred in the ordinary course of business consistent with past practice and as otherwise not prohibited under this Agreement, for amounts that are not more than sixty (60) days delinquent and that do not materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of any of the Debtors, or, if for amounts that do materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of any of the Debtors, if such Lien is being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Real Property; provided, that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Real Property; (d) easements, covenants, conditions, minor encroachments, restrictions on transfer and other similar matters affecting title to any Real

Property (including any title retention agreement) and other title defects and encumbrances that do not or would not materially impair the ownership, use or occupancy of such Real Property or the operation of the Debtors’ business; (e) Liens granted under any Contracts (including joint operating agreements, oil and gas leases, farmout agreements, joint development agreements, transportation agreements, marketing agreements, seismic licenses and other similar operational oil and gas agreements), in each case, to the extent the same are ordinary and customary in the oil and gas business and do not or would not materially impair the ownership, use or occupancy of any Real Property or the operation of the Debtors’ business and which are for claims not more than sixty (60) days delinquent or, if such claim does materially impair such ownership, use, occupancy or operation and are for obligations that are more than sixty (60) days delinquent, are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (f) mortgages on a lessor’s interest in a lease or sublease; provided, that no foreclosure proceedings have been duly filed (unless, in such case, such mortgage has been subordinated to the applicable lease); and (g) Liens that, pursuant to the Plan and the Confirmation Order, will be discharged and released on the Effective Date.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Plan” has the meaning set forth in the Plan Support Agreement.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan (as amended, supplemented, or modified from time to time in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and the Plan Support Agreement), including without limitation disclosure required under section 1129(a)(5) of the Bankruptcy Code, to be filed by the Debtors no later than 14 days before the Confirmation Hearing, and additional documents or amendments to previously filed documents, filed before the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the Reorganized Company Organizational Documents; (b) a list of retained causes of action; (c) the Registration Rights Agreement; (d) the Schedule of Assumed Executory Contracts and Unexpired Leases that the Debtors intend to assume under the Plan; (e) the Schedule of Rejected Executory Contracts and Unexpired Leases that the Debtors intend to reject under the Plan; (f) the Agreement; (g) documents governing the New OpCo Notes (as described in the Plan Term Sheet) and, if applicable, the Additional New OpCo Notes (as described in the Plan Term Sheet) (and any agreements, documents or instruments related thereto); (h) the MIP; and (i) any and all other documentation necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date consistent with and subject to the Plan Support Agreement. Each of the documents referenced herein shall be consistent in all material respects with, and shall conform to, the terms and conditions of the Plan Support Agreement, including, without limitation, that such documents be in form and manner reasonably satisfactory to the Required Consenting Parties (as defined in the Plan Support Agreement).

“Plan Support Agreement” has the meaning set forth in the Recitals.

“Plan Support Parties” means the Consenting HoldCo Equityholders and the Consenting HoldCo Noteholders.

“Plan Term Sheet” has the meaning set forth in the Recitals.

“Pre-Closing Period” has the meaning set forth in Section 6.3.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any of the Debtors, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Registration Rights Agreement” has the meaning set forth in Section 6.6(a).

“Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.

“Related Purchaser” has the meaning set forth in Section 2.6(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating. “Released” has a correlative meaning.

“Reorganized Company” means Ultra Petroleum Corp. from and after the Effective Date.

“Reorganized Company Organizational Documents” means, collectively, the Charter, Bylaws, Articles of Incorporation and any other organizational documents for the Reorganized Company.

“Reorganized Debtors” means the Reorganized Company and its direct and indirect subsidiaries from and after the Effective Date.

“Replacing Commitment Parties” has the meaning set forth in Section 2.3(b).

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Company Plan.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Requisite Commitment Parties” means (a) HoldCo Noteholder Commitment Parties holding at least sixty-six and two-thirds percent (66-2/3%) of all outstanding HoldCo Noteholders Backstop Commitments at the time of the relevant determination and (b) HoldCo Equityholders Commitment Parties holding at least sixty-six and two-thirds percent (66-2/3%) of all outstanding HoldCo Equityholders Backstop Commitments at the time of the relevant determination, in the case of each of (a) and (b), voting as a separate class.

“Restructuring” has the meaning set forth in the Plan Support Agreement.

“Restructuring Transactions” means, collectively, the transactions contemplated by the Plan Support Agreement.

“Rights Offerings” means the HoldCo Noteholders Rights Offering and the HoldCo Equityholders Rights Offering.

“Rights Offering Expiration Time” means the time and the date on which the rights offering subscription forms must be duly delivered to the Rights Offering Subscription Agent in accordance with the Rights Offering Procedures, together with the applicable aggregate Per Share Purchase Price, if applicable.

“Rights Offering Participants” means all of the HoldCo Equityholders Rights Offering Participants and the HoldCo Noteholders Rights Offering Participants.

“Rights Offering Procedures” means the procedures with respect to the Rights Offerings that are approved by the Bankruptcy Court pursuant to the Disclosure Statement Order, which procedures shall be in form and substance substantially as set forth on Exhibit A hereto, as may be modified in a manner that is reasonably acceptable to the Requisite Commitment Parties and the Company.

“Rights Offering Shares” means all of the HoldCo Noteholders Rights Offering Shares and the HoldCo Equityholders Rights Offering Shares, which aggregate number of Rights Offering Shares shall be reasonably acceptable to the Requisite Commitment Parties.

“Rights Offering Subscription Agent” means a subscription agent appointed by the Company and satisfactory to the Requisite Commitment Parties.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subscription Rights” means all of the HoldCo Noteholders Subscription Rights and the HoldCo Equityholders Subscription Rights.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.

“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid or payable to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group. For the avoidance of doubt, such term shall exclude any tax, penalties or interest thereon that result or have resulted from the non-payment of royalties.

“Total Enterprise Value” means the enterprise value of the Debtors under the Plan. The Total Enterprise Value is $6.0 billion, based on a 12-month forward Henry Hub strip price of $3.25 to $3.65 at close of business on the Subscription Commencement Date. The Total Enterprise Value shall be adjusted as follows: (i) if at such time the Henry Hub strip price is greater than $3.65, the Total Enterprise Value shall be $6.25 billion and (ii) if at such time the Henry Hub strip price is less than $3.25, the Total Enterprise Value shall be $5.50 billion. All strip prices are based on the average closing 12-month forward Henry Hub strip price for the seven (7) trading days preceding such date.

“Transaction Agreements” has the meaning set forth in Section 4.2(a).

“Transfer” means to sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in a Subscription Right), a Rights Offering Share, Common Share or Backstop Commitment. “Transfer” used as a noun has a correlative meaning.

“Ultimate Purchaser” has the meaning set forth in Section 2.6(b).

“Unlegended Shares” has the meaning set forth in Section 6.8.

“Unsubscribed Shares” means all of the HoldCo Noteholders Unsubscribed Shares and the HoldCo Equityholders Unsubscribed Shares.

“willful or intentional breach” has the meaning set forth in Section 9.4.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(e) the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(f) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g) references to “day” or “days” are to calendar days;

(h) references to “the date hereof” means the date of this Agreement;

(i) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(j) references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II

BACKSTOP COMMITMENT

Section 2.1 The Rights Offering; Subscription Rights. On and subject to the terms and conditions hereof, including entry of the Approval Order, the Company, on behalf of the Reorganized Company, shall conduct the Rights Offerings pursuant to and in accordance with the Rights Offering Procedures and the Disclosure Statement Order. If reasonably requested by Commitment Parties satisfying the definition of Requisite Commitment Parties pursuant to clause (a) thereof, from time to time prior to the Rights Offering Expiration Time (and any extensions thereto), the Company shall notify, or cause the Rights Offering Subscription Agent to notify, as soon as practicable and, in any event, within 48 hours of receipt of such request by the Company, the HoldCo Noteholders Commitment Parties of the aggregate number of HoldCo Noteholders Subscription Rights known by the Company or the Rights Offering Subscription Agent to have been exercised pursuant to the HoldCo Noteholders Rights Offering as of the most recent practicable time before such request. If reasonably requested by Commitment Parties satisfying the definition of “Requisite Commitment Parties” pursuant to clause (b) thereof, from time to time prior to the Rights Offering Expiration Time (and any extensions thereto), the Company shall notify, or cause the Rights Offering Subscription Agent to notify, as soon as practicable and, in any event, within 48 hours of receipt of such request by the Company, the HoldCo Equityholders Commitment Parties of the aggregate number of HoldCo Equityholders Subscription Rights known by the Company or the Rights Offering Subscription Agent to have been exercised pursuant to the HoldCo Equityholders Rights Offering as of the most recent practicable time before such request. The Rights Offerings will be conducted, at the Company’s election with the consent of the Requisite Commitment Parties (i) pursuant to an effective registration statement under the Securities Act or (ii) in reliance upon the exemption from registration under the Securities Act provided in Section 1145 of the Bankruptcy Code, and all Rights Offering Shares, including the Common Shares to be issued pursuant to the Commitment Premium (other than the Unsubscribed Shares purchased by the Commitment Parties pursuant to this Agreement) will be issued pursuant to such registration statement or in reliance upon such exemption, and the Disclosure Statement shall include a statement to such effect. The offer and sale of the Unsubscribed Shares purchased by the Commitment Parties pursuant to this Agreement will be made (i) pursuant to an effective registration statement under the Securities Act or (ii) in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act, and the Disclosure Statement shall include a statement to such effect.

Section 2.2 The Backstop Commitment. On and subject to the terms and conditions hereof, including entry of the Approval Order, each HoldCo Noteholders Commitment Party and each HoldCo Equityholders Commitment Party agrees, severally and not jointly, to fully exercise (or cause certain of its and its affiliates’ managed funds and/or accounts to fully exercise) all Subscription Rights that are owned by it (or such managed funds or accounts) as of the Rights Offering Expiration Time pursuant to the Rights Offerings, respectively, and duly purchase all Rights Offering Shares issuable to it pursuant to such exercise, in accordance with the Rights Offering Procedures and the Plan; provided, that any Defaulting Commitment Party shall be liable to each non-Defaulting Commitment Party, the Company and the Reorganized Debtors as a result of any breach of its obligations hereunder. On and subject to the terms and conditions hereof, including entry of the Confirmation Order, (a) each HoldCo Noteholders Commitment Party agrees, severally and not jointly, to purchase (or cause certain of its and its affiliates’ managed funds and/or accounts to purchase), and the Reorganized Company shall sell to such HoldCo Noteholders Commitment Party (or such managed funds or accounts), on the Closing Date for the applicable aggregate Per Share Purchase Price, the number of HoldCo Noteholders Unsubscribed Shares equal to (x) such HoldCo Noteholders Commitment Party’s HoldCo Noteholders Backstop Commitment Percentage multiplied by (y) the aggregate number of HoldCo Noteholders Unsubscribed Shares (such obligation to purchase, the “HoldCo Noteholders Backstop Commitment”), rounded among the HoldCo Noteholders Commitment Parties solely to avoid fractional shares as the applicable Requisite Commitment Parties may determine in its sole discretion (provided, that in no event shall such rounding reduce the aggregate commitment of such HoldCo Noteholders Commitment Parties) and (b) each HoldCo Equityholders Commitment Party agrees, severally and not jointly, to purchase (or cause certain of its and its affiliates’ managed funds and/or accounts to purchase), and the Reorganized Company shall sell to such HoldCo Equityholders Commitment Party (or such managed funds and/or accounts), on the Closing Date for the applicable aggregate Per Share Purchase Price, the number of HoldCo Equityholders Unsubscribed Shares equal to (x) such HoldCo Equityholders Commitment Party’s HoldCo Equityholders Backstop Commitment Percentage multiplied by (y) the aggregate number of HoldCo Equityholders Unsubscribed Shares (such obligation to purchase, the “HoldCo Equityholders Backstop Commitment”), rounded among the HoldCo Equityholders Commitment Parties solely to avoid fractional shares as the applicable Requisite Commitment Parties may determine in its sole discretion (provided, that in no event shall such rounding reduce the aggregate commitment of such HoldCo Equityholders Commitment Parties).

Section 2.3 Commitment Party Default.

(a) Upon the occurrence of a HoldCo Noteholders Commitment Party Default, the HoldCo Noteholders Commitment Parties that are, or are Affiliated with, a HoldCo Noteholders Commitment Party (other than any Defaulting Commitment Party) shall have the right, but not the obligation, within three (3) Business Days after receipt of written notice from the Company to all HoldCo Noteholders Commitment Parties of such HoldCo Noteholders Commitment Party Default, which notice shall be given promptly following the occurrence of such HoldCo Noteholders Commitment Party Default and to all HoldCo Noteholders Commitment Parties concurrently (such three (3) Business Day period, the “HoldCo Noteholders Commitment Party Replacement Period”), to make arrangements for one or more of the HoldCo Noteholders Commitment Parties that is, or is Affiliated with, a HoldCo Noteholders Commitment Party (other than any Defaulting Commitment Party) to purchase all or any portion of the HoldCo Noteholders Available Shares (any such purchase, and any purchase by HoldCo Equityholders Commitment Parties pursuant to the last sentence of this paragraph, an “HoldCo Noteholders Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the HoldCo Noteholders Commitment Parties electing to purchase all or any portion of the HoldCo Noteholders Available Shares, or, if no such agreement is reached, based upon the relative applicable HoldCo Noteholders Backstop Commitment Percentages of any such HoldCo Noteholders Commitment Parties that are, or are Affiliated with, a HoldCo Noteholders Commitment Party (other than any Defaulting Commitment Party) (such Commitment Parties, and any HoldCo Equityholders Commitment Parties that purchase HoldCo Noteholders Available Shares pursuant to the last sentence of this paragraph, the “HoldCo Noteholders Replacing Commitment Parties”). In the event the HoldCo Noteholders Commitment Parties (or their applicable affiliates) do not elect to purchase all of the HoldCo Noteholders Available Shares pursuant to the foregoing provisions of this paragraph, the Company shall give prompt written notice thereof to each of the HoldCo Equityholders Commitment Parties, and such HoldCo Equityholders Commitment Parties shall have the right, but not the obligation, to purchase all or any portion of the remaining HoldCo Noteholders Available Shares on the same terms and conditions as if they were HoldCo Equityholders Available Shares under Section 2.3(b) within three (3) Business Days of receiving notice from the Company.

(b) Upon the occurrence of a HoldCo Equityholders Commitment Party Default, the HoldCo Equityholders Commitment Parties that are, or are Affiliated with, a

HoldCo Equityholders Commitment Party (other than any Defaulting Commitment Party) shall have the right, but not the obligation, within three (3) Business Days after receipt of written notice from the Company to all HoldCo Equityholders Commitment Parties of such HoldCo Equityholders Commitment Party Default, which notice shall be given promptly following the occurrence of such HoldCo Equityholders Commitment Party Default and to all HoldCo Equityholders Commitment Parties concurrently (such three (3) Business Day period, the “HoldCo Equityholders Commitment Party Replacement Period” and, together with the HoldCo Noteholders Commitment Party Replacement Period, the “Commitment Party Replacement Period”), to make arrangements for one or more of the HoldCo Equityholders Commitment Parties that is, or is Affiliated with, a HoldCo Equityholders Commitment Party (other than any Defaulting Commitment Party) to purchase all or any portion of the HoldCo Equityholders Available Shares (any such purchase, and any purchase by HoldCo Noteholders Commitment Parties pursuant to the last sentence of this paragraph, a “HoldCo Equityholders Commitment Party Replacement” and, together with the HoldCo Noteholders Commitment Party Replacement and any purchase of Available Shares pursuant to Section 2.3(c), the “Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the HoldCo Equityholders Commitment Parties electing to purchase all or any portion of the HoldCo Equityholders Available Shares, or, if no such agreement is reached, based upon the relative applicable HoldCo Equityholders Backstop Commitment Percentages of any such HoldCo Equityholders Commitment Parties that are, or are Affiliated with, a HoldCo Equityholders Commitment Party (other than the Defaulting Commitment Party) (such Commitment Parties, and any HoldCo Noteholders Commitment Parties that purchase HoldCo Equityholders Available Shares pursuant to the last sentence of this paragraph, the “HoldCo Equityholders Replacing Commitment Parties” and, together with the HoldCo Noteholders Replacing Commitment Parties and any Commitment Party that purchases Available Shares pursuant to Section 2.3(c), the “Replacing Commitment Parties”). In the event the HoldCo Equityholders Commitment Parties (or their applicable affiliates) do not elect to purchase all of the HoldCo Equityholders Available Shares pursuant to the foregoing provisions of this paragraph, the Company shall give prompt written notice thereof to each of the HoldCo Noteholders Commitment Parties, and such HoldCo Noteholders Commitment Parties shall have the right, but not the obligation, to purchase all or any portion of the remaining HoldCo Equityholders Available Shares on the same terms and conditions as if they were HoldCo Noteholders Available Shares under Section 2.3(a) within three (3) Business Days of receiving notice from the Company.

(c) [Reserved].

(d) In the event that any Commitment Parties do not elect to purchase all Available Shares available for purchase pursuant to Section 2.3(a) and Section 2.3(b), the Company may, in its sole discretion, elect to utilize the Cover Transaction Period to consummate a Cover Transaction. As used herein, “Cover Transaction” means a circumstance in which the Company arranges for the sale of all or any portion of the Available Shares to any other Person, on the terms and subject to the conditions set forth in this Agreement, during the Cover Transaction Period, and “Cover Transaction Period” means the ten (10) Business Day period following expiration of the three (3) Business Day period specified in the last sentence of Section 2.3(a) and Section 2.3(b), as applicable. For the avoidance of doubt, the Company’s election to pursue a Cover Transaction, whether or not consummated, shall not relieve any Commitment Party of its obligation to fulfill its Backstop Commitment.

(e) Any Available Shares purchased by a Replacing Commitment Party (and any commitment and applicable aggregate Per Share Purchase Price associated therewith) shall be included, among other things, in the determination of (x) the HoldCo Noteholders Unsubscribed Shares or HoldCo Equityholders Unsubscribed Shares of such HoldCo Noteholders Replacing Commitment Party or HoldCo Equityholders Replacing Commitment Party, respectively, for all purposes hereunder, (y) the Backstop Commitment Percentage of such Replacing Commitment Party for purposes of Section 2.3(g), Section 2.4(b), Section 3.1 and Section 3.2 and (z) the Backstop Commitment of such Replacing Commitment Party for purposes of the definition of “Requisite Commitment Parties.” If a Commitment Party Default occurs, the Outside Date shall be delayed only to the extent necessary to allow for (i) the Commitment Party Replacement to be completed within the Commitment Party Replacement Period and/or (ii), if applicable, the Cover Transaction to be completed within the Cover Transaction Period.

(f) If a Commitment Party is a Defaulting Commitment Party, it shall not be entitled to any of the Commitment Premium hereunder. Any portion of the Commitment Premium otherwise payable to any Defaulting Commitment Party except for such Commitment Party Default shall be paid pro-rata to any Replacing Commitment Party.

(g) Nothing in this Agreement shall be deemed to require a Commitment Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed Shares.

(h) For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.4 but subject to Section 10.10, no provision of this Agreement shall relieve any Defaulting Commitment Party from liability hereunder, or limit the availability of the remedies set forth in Section 10.9, in connection with any such Defaulting Commitment Party’s Commitment Party Default.

Section 2.4 Escrow Account Funding.

(a) Funding Notice. No later than the seventh (7th) Business Day following the Rights Offering Expiration Time, the Rights Offering Subscription Agent shall, on behalf of the Company, deliver to each Commitment Party a written notice (the “Funding Notice,” and the date of such delivery, the “Funding Notice Date”) setting forth (i) the number of HoldCo Noteholders Rights Offering Shares and the number of HoldCo Equityholders Rights Offering Shares elected to be purchased by the Rights Offering Participants, and the aggregate Per Share Purchase Price therefor in each case; (ii) the aggregate number of HoldCo Noteholders Unsubscribed Shares and the aggregate number of HoldCo Equityholders Unsubscribed Shares, if any, and the aggregate Per Share Purchase Price therefor in each case; (iii) the aggregate number of HoldCo Noteholders Rights Offering Shares and/or HoldCo Equityholders Rights Offering Shares, as applicable (based upon such Commitment Party’s HoldCo Noteholders Backstop Commitment Percentage and/or HoldCo Equityholders Backstop Commitment Percentage, as applicable) to be issued and sold by the Reorganized Company to such Commitment Party on account of any HoldCo Noteholders Unsubscribed Shares and/or HoldCo

Equityholders Unsubscribed Shares, as applicable, and the aggregate Per Share Purchase Price therefor; (iv) if applicable, the number of HoldCo Noteholders Rights Offering Shares and/or HoldCo Equityholders Rights Offering Shares, as applicable, such Commitment Party is subscribed for in the Rights Offerings and for which such Commitment Party had not yet paid to the Rights Offering Subscription Agent the aggregate Per Share Purchase Price therefor, together with such aggregate Per Share Purchase Price; and (v) subject to the last sentence of Section 2.4(b), the escrow account designated in escrow agreements satisfactory to the Requisite Commitment Parties and the Company, each acting reasonably, to which such Commitment Party shall deliver and pay the aggregate Per Share Purchase Price for such Commitment Party’s HoldCo Noteholders Backstop Commitment Percentage and/or HoldCo Equityholders Backstop Commitment Percentage of the HoldCo Noteholders Unsubscribed Shares and/or HoldCo Equityholders Unsubscribed Shares, as applicable, and, if applicable, the aggregate Per Share Purchase Price for the HoldCo Noteholders Rights Offering Shares and/or HoldCo Equityholders Rights Offering Shares such Commitment Party has subscribed for in the Rights Offerings (the “Escrow Account”). The Company shall promptly direct the Rights Offering Subscription Agent to provide any written backup, information and documentation relating to the information contained in the applicable Funding Notice as any Commitment Party may reasonably request.

(b) Escrow Account Funding. On the date agreed with the Requisite Commitment Parties pursuant to escrow agreements satisfactory to the Requisite Commitment Parties and the Company, each acting reasonably (the “Escrow Account Funding Date”), each Commitment Party shall deliver and pay an amount equal to the sum of (i) the aggregate Per Share Purchase Price for such Commitment Party’s HoldCo Noteholders Backstop Commitment Percentage and/or HoldCo Equityholders Backstop Commitment Percentage of the HoldCo Noteholders Unsubscribed Shares and/or HoldCo Equityholders Unsubscribed Shares, as applicable, plus (ii) the aggregate Per Share Purchase Price for the Common Shares issuable pursuant to such Commitment Party’s exercise of all the Subscription Rights owned by it (or its managed funds or accounts) as of the Rights Offering Expiration Time pursuant to the Rights Offerings, by wire transfer of immediately available funds in U.S. dollars into the Escrow Account in satisfaction of such Commitment Party’s Backstop Commitment and its obligation to fully exercise its Subscription Rights; provided, that in no event shall the Escrow Account Funding Date be less than four (4) Business Days after the Funding Notice Date or more than five (5) Business Days prior to the Effective Date. Notwithstanding the foregoing, all payments contemplated to be made by any Commitment Party to the Escrow Account pursuant to this Section 2.4 may instead be made, at the option of such Commitment Party, to a segregated bank account of the Rights Offering Subscription Agent designated by the Rights Offering Subscription Agent in the Funding Notice and shall be delivered and paid to such account on the Escrow Account Funding Date.

Section 2.5 Closing.

(a) Subject to Article VII, unless otherwise mutually agreed in writing between the Company and the Requisite Commitment Parties, the closing of the Backstop Commitments (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 600 Travis Street, Suite 3300, Houston, Texas 77002, at 10:00 a.m., Houston, Texas time, on the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) At the Closing, the funds held in the Escrow Account (and any amounts paid to a Rights Offering Subscription Agent bank account pursuant to the last sentence of Section 2.4(b)) shall, as applicable, be released and utilized in accordance with the Plan.

(c) At the Closing, issuance of the Unsubscribed Shares and Available Shares will be made by the Reorganized Company to each Commitment Party (or to its designee in accordance with Section 2.6(a)) against payment of the aggregate Per Share Purchase Price for the Unsubscribed Shares and Available Shares purchased by such Commitment Party, in satisfaction of such Commitment Party’s Backstop Commitment. Unless a Commitment Party requests delivery of a physical stock certificate, the entry of any Unsubscribed Shares and Available Shares to be delivered pursuant to this Section 2.5(c) into the account of a Commitment Party pursuant to the Reorganized Company’s book entry procedures and delivery to such Commitment Party of an account statement reflecting the book entry of such Unsubscribed Shares and Available Shares shall be deemed delivery of such Unsubscribed Shares and Available Shares for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, all Unsubscribed Shares and Available Shares will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company on behalf of the Reorganized Company.

Section 2.6 Designation and Assignment Rights.

(a) Each Commitment Party shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Closing Date that some or all of the Unsubscribed Shares that it is obligated to purchase hereunder be issued in the name of, and delivered to, one or more of its Affiliates or Affiliated Funds (other than any portfolio company of such Commitment Party or its Affiliates) (each, a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Commitment Party and each such Related Purchaser, (ii) specify the number of Unsubscribed Shares to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Section 5.6 through Section 5.9 as applied to such Related Purchaser; provided, that no such designation pursuant to this Section 2.6(a) shall relieve such Commitment Party from its obligations under this Agreement.

(b) Commitment Parties shall not be entitled to Transfer all or any portion of their Backstop Commitments except as expressly provided in this Section 2.6. Each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment to: (i) an Affiliated Fund; (ii) one or more special purpose vehicles that are wholly owned by one or more of such Commitment Party and its Affiliated Funds, created for the purpose of holding such Backstop Commitment or holding debt or equity of the Company; provided, that such Commitment Party or, in the case of a transfer to another Commitment

Party’s Affiliated Fund, such other Commitment Party, either (A) shall have provided an adequate equity support letter or a guarantee of such special purpose vehicle’s Backstop Commitment in form and substance reasonably acceptable to the Company or (B) shall remain (or in the case of a transfer to another Commitment Party’s Affiliated Fund, such other Commitment Party, shall become) obligated to fund such Backstop Commitment; provided, further that such special purpose vehicle shall not be related to or Affiliated with any portfolio company of such Commitment Party or any of its Affiliates or Affiliated Funds (other than solely by virtue of its affiliation with such Commitment Party) and the equity of such special purpose vehicle shall not be directly or indirectly transferable other than to such Persons described in clauses (i) or (ii) of this Section 2.6(b), and in such manner as such Commitment Party’s Backstop Commitment is transferable pursuant to this Section 2.6(b); or (iii) any other Commitment Party, including an Additional Commitment Party; (each of the Persons referred to in clauses (i), (ii) and (iii) above, an “Ultimate Purchaser”). In each case of a Commitment Party’s Transfer of all or any portion of its Backstop Commitment pursuant to this Section 2.6(b), (1) the Ultimate Purchaser shall have provided a written agreement to the Company and counsel to the Commitment Parties under which it (w) confirms that it is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act or the accuracy of the representations set forth in Section 5.8 herein as applied to such Ultimate Purchaser, (x) agrees to purchase such portion of such Commitment Party’s Backstop Commitment, (y) agrees to be fully bound by, and subject to, this Agreement as a Commitment Party hereto pursuant to a joinder agreement in the form set forth on Exhibit C and (z) agrees to be bound by the Plan Support Agreement pursuant to a transfer agreement in the form set forth on Exhibit D, and (2) the transferring Commitment Party and the Ultimate Purchaser shall have duly executed and delivered to the Company, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Brown Rudnick, LLP, as applicable (at the addresses set forth in Section 10.1), written notice of such Transfer; provided, however, that, except in the case of (iii) above, or in the case of a transfer to another Commitment Party’s Affiliated Fund in accordance with the foregoing, no such Transfer shall relieve the transferring Commitment Party from any of its obligations under this Agreement.

(c) In addition to Transfers pursuant to the preceding paragraph, each Commitment Party shall have the right to Transfer, directly or indirectly, all or any portion of its Backstop Commitment to any other entity; provided, that (i) with respect any such Transfer of a Backstop Commitment to a single transferee, the amount of such Backstop Commitment, as compared to the aggregate Backstop Commitment of all Commitment Parties (the “Aggregate Backstop Commitment Percentage”) is no less than 0.2%, or all of the Backstop Commitment of such Commitment Party or the Backstop Commitment of any fund or account on behalf of which such Commitment Party is acting if such Commitment Party, fund or account holds a Backstop Commitment representing less than 0.2% of the Aggregate Backstop Commitment Percentage of all Commitment Parties, (ii) with respect to any transferee that is not a Commitment Party, such transferee agrees, pursuant to a joinder agreement in the form set forth on Exhibit C, to be bound by the obligations of such Commitment Party under this Agreement, and each of such Commitment Party, such transferee and the Company shall have duly executed and delivered to each other a copy of such joinder agreement, and (iii) with respect to any transferee that is a Commitment Party, such transferee and the transferring Commitment Party shall have duly executed and delivered to the Debtors written notice of such Transfer in form and substance reasonably acceptable to the Debtors, and the Debtors shall have delivered countersigned copies of such notice to such transferee and the transferring Commitment Party and to counsel to the Commitment Parties; provided, further, that the transfer to any such transferee who is not a Commitment Party shall be on five (5) Business Days’ notice to the Company and shall be effective unless the Company delivers a written objection to the transferring Commitment Party within such period, setting forth reasonable grounds for such objection. Upon compliance with this paragraph, the transferring Commitment Party shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations, and the transferee shall be fully bound as a Commitment Party hereunder for all purposes of this Agreement. Any Transfer made in violation of this paragraph shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Debtors or any Commitment Party, and shall not create any obligation or liability of any Debtor or any other Commitment Party to the purported transferee. Upon the effectiveness of any Transfer of all or a portion of a Backstop Commitment pursuant to this Section 2.6, the Company shall update Schedule IA and/or Schedule IB hereto, as applicable, to reflect such Transfer, and such updates shall not constitute an amendment to this Agreement. The Company shall provide a copy of any such Transfer notice, Joinder Agreement or other agreement entered into in connection with any Transfers pursuant to this Section 2.6, together with any updates to Schedules IA and/or IB hereto, to counsel to the Commitment Parties promptly, and in any event within one (1) Business Day following receipt by the Company of any such agreement or notice or the date of any such update, as applicable.

(d) Each Commitment Party, severally and not jointly, agrees that it will not Transfer, at any time prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, any of its rights and obligations under this Agreement to any Person other than in accordance with Section 2.6(a), Section 2.6(b) or Section 2.6(c), as applicable. After the Closing Date, nothing in this Agreement shall limit or restrict in any way the ability of any Commitment Party (or any permitted transferee thereof) to Transfer any of the Common Shares or any interest therein; provided, that any such Transfer shall be made pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable securities Laws. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit or restrict the ability of any Commitment Party to Transfer its HoldCo Notes and/or HoldCo Noteholders Subscription Rights or Equity Interests and/or HoldCo Equityholders Subscription Rights, as applicable, at any time to any Person; provided, however, any Transfer of HoldCo Notes by a HoldCo Noteholders Commitment Party shall be in accordance with the terms of the Plan Support Agreement.

ARTICLE III

COMMITMENT PREMIUM AND EXPENSE REIMBURSEMENT

Section 3.1 Premium Payable by the Company. As consideration for the Backstop Commitments and the other agreements of the Commitment Parties in this Agreement, subject to the below, the Debtors shall pay or cause to be paid an aggregate premium payable in Shares an amount equal to 6.0% of the Shares offered pursuant to the Rights Offering to the Commitment Parties (including any Commitment Party Replacement, but excluding any

Commitment Party responsible for any Commitment Party Default) or their designees based upon their respective HoldCo Noteholder Backstop Commitment Percentage or HoldCo Equityholder Backstop Commitment Percentage at the time the payment is made (the “Commitment Premium”).

The provisions for the payment of the Commitment Premium and Expense Reimbursement are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement, and the Commitment Premium and Expense Reimbursement shall constitute allowed administrative expenses of the Debtors’ estate under Sections 503(b) and 507 of the Bankruptcy Code. The Commitment Premium shall be payable in shares of Common Stock, issued at the Per Share Price, or cash as set forth below.

Section 3.2 Payment of Commitment Premium. Subject to entry of the Approval Order, the Commitment Premium shall be fully earned upon entering into this Agreement and shall become payable upon the earlier to occur of (a) the termination of this Agreement in accordance with its terms (other than termination caused by the failure of any Commitment Party to complete the Rights Offerings in violation of this Agreement, which shall deem the Commitment Premium to not be earned) and (b) the Closing Date, and shall constitute allowed administrative expenses of the Debtors’ estate under Sections 503(b) and 507 of the Bankruptcy Code; provided, however, the Commitment Premium shall not be paid to any Commitment Party if such Commitment Party has defaulted with respect to its respective Backstop Commitment or is otherwise in breach of this Agreement or any of the Definitive Documentation in any material respect; provided, further, that in the event that the Commitment Premium is payable upon termination of this Agreement in accordance with its terms as provided in this section, then the Commitment Premium shall be paid in cash in an amount equal to $23,200,000.

Section 3.3 Expense Reimbursement.

(a) Subject to the entry of the Approval Order, regardless of whether a restructuring is implemented, the Debtors agree to pay, in accordance with Section 3.3(b) below, all accrued and ongoing reasonable and documented fees, costs and expenses of all of: (i) in respect of the HoldCo Noteholder Committee, the fees, costs and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Porter Hedges LLP and Houlihan Lokey, Inc. and (ii) in respect of the Equityholder Committee, the fees, costs and expenses of Brown Rudnick LLP, Gray, Reed & McGraw, P.C., and Peter J. Solomon Company pursuant to Section 26 of the Plan Support Agreement (such payment obligations, the “Expense Reimbursement”). The Expense Reimbursement shall, pursuant to the Approval Order, constitute allowed administrative expenses against each of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code.

(b) The Expense Reimbursement accrued through the date on which the Approval Order is entered shall be paid upon its entry by the Bankruptcy Court and as promptly as reasonably practicable after the date of the entry of the Approval Order. The Expense Reimbursement shall thereafter be payable on a monthly basis by the Debtors in accordance with the Approval Order; provided, that the Debtors shall not owe Expense Reimbursements from and after the date that is three (3) months following the Closing or termination of this Agreement pursuant to Article IX, and the final payment thereof (for periods preceding the Closing or termination, as applicable) shall be made contemporaneously with the Closing or as promptly as reasonably practicable after termination. The Commitment Parties shall promptly provide summary copies of all invoices (redacted as necessary to protect privileges) to the Debtors. No recipient of any payment hereunder shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding section of the Company Disclosure Schedules or (ii) as disclosed in the Company SEC Documents filed with the SEC on or after December 31, 2015 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system prior to the date hereof (excluding the exhibits, annexes and schedules thereto, any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” sections thereof, or any other statements that are similarly predictive, cautionary or forward looking in nature), the Company, on behalf of itself and each of the other Debtors, jointly and severally, hereby represents and warrants to the Commitment Parties (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 4.1 Organization and Qualification. Each of the Debtors (a) is a duly organized and validly existing corporation, limited liability company or limited partnership, as the case may be, and, if applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (c) except where the failure to have such authority or qualification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications.

Section 4.2 Corporate Power and Authority.

(a) The Company has the requisite corporate power and authority (i) (A) subject to entry of the Approval Order and the Confirmation Order, to enter into, execute and deliver this Agreement and to perform the BCA Approval Obligations and (B) subject to entry of the Approval Order and the Confirmation Order, to perform each of its other obligations hereunder and (ii) subject to entry of the Approval Order, the Disclosure Statement Order, and the Confirmation Order, to consummate the transactions contemplated herein and in the Plan, to enter into, execute and deliver all agreements to which it will be a party as contemplated by this Agreement and the Plan (this Agreement, the Plan, the Disclosure Statement, the Plan Support Agreement, and such other agreements and any Plan supplements or documents referred to herein or therein or hereunder or thereunder, collectively, the “Transaction Agreements”) and to perform its obligations under each of the Transaction Agreements (other than this Agreement). Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(b) Subject to entry of the Approval Order, the Disclosure Statement Order, and the Confirmation Order, each of the other Debtors has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each Transaction Agreement to which such other Debtor is a party and to perform its obligations thereunder. Subject to entry of the Approval Order, the Disclosure Statement Order, and the Confirmation Order, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite action (corporate or otherwise) on behalf of each other Debtor party thereto, and no other proceedings on the part of any other Debtor party thereto are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(c) Notwithstanding the foregoing, the Company makes no express or implied representations or warranties, on behalf of itself or the other Debtors, with respect to actions (including in the foregoing) to be undertaken by the Reorganized Debtors, which such actions shall be governed by with the Plan.

Section 4.3 Execution and Delivery; Enforceability. Subject to entry of the Approval Order, this Agreement will have been, and subject to the entry of the Approval Order, the Disclosure Statement Order, and the Confirmation Order, each other Transaction Agreement will be, duly executed and delivered by the Company and each of the other Debtors party thereto. Upon entry of the Approval Order and assuming due and valid execution and delivery hereof by the Commitment Parties, the BCA Approval Obligations will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity. Upon entry of the Approval Order and assuming due and valid execution and delivery of this Agreement and the other Transaction Agreements by the Commitment Parties and, to the extent applicable, any other parties hereof and thereof, each of the obligations of the Company and, to the extent applicable, the other Debtors hereunder and thereunder will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity.

Section 4.4 Authorized and Issued Equity Interests. Except as set forth in this Agreement and any issuances or distributions pursuant to the Company’s MIP, as of the Closing Date, none of the Debtors will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (including any preemptive right) that (i) obligates any of the Debtors to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any units or shares of capital stock of, or other equity or voting interests in, any of the Debtors or any security convertible or exercisable for or exchangeable into any units or shares of capital stock of, or other equity or voting interests in, any of the Debtors, (ii) obligates any of the Debtors to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, (iii) restricts the Transfer of any units or shares of capital stock of, or other equity interests in, any of the Debtors or (iv) relates to the voting of any units or other equity interests in any of the Debtors.

Section 4.5 No Conflict. Assuming the consents described in clauses (a) through (g) of Section 4.6 are obtained, the execution and delivery by the Company and, if applicable, any other Debtor, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, if applicable, any other Debtor, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which any Debtor will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of any Debtor will be subject as of the Closing Date after giving effect to the Plan, (b) result in any violation of the provisions of any of the Debtors’ organizational documents (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or the Company’s or any Debtor’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases), or (c) result in any violation of any Law or Order applicable to any Debtor or any of their properties, except in each of the cases described in clause (a) or (c) for any conflict, breach, modification, violation, default, acceleration or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over any of the Debtors or any of their properties (each, an “Applicable Consent”) is required for the execution and delivery by the Company and, to the extent relevant, the other Debtors, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, to the extent relevant, the other Debtors, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (a) the entry of the Approval Order authorizing the Company to assume this Agreement and perform the BCA Approval Obligations, (b) entry of the Disclosure Statement Order, (c) entry by the Bankruptcy Court, or any other court of competent jurisdiction, of Orders as may be necessary in the Chapter 11 Cases from time-to-time; (d) the entry of the Confirmation Order, (e) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement, (f) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” Laws in connection with the purchase of the Unsubscribed Shares by the Commitment Parties, the issuance of the Subscription Rights, the issuance of the Rights Offering Shares pursuant to the exercise of the Subscription Rights, the issuance of Common Shares as payment of the Commitment Premium, and (g) any Applicable Consents that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7 Company SEC Documents and Disclosure Statement. Since December 31, 2015, the Company has filed all required Company SEC Documents with the SEC. No Company SEC Document that has been filed prior to the date this representation has been made, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date this representation is made, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement as approved by the Bankruptcy Court will contain “adequate information,” as such term in defined in section 1125 of the Bankruptcy Code, and will otherwise comply in all material respects with section 1125 of the Bankruptcy Code.

Section 4.8 Absence of Certain Changes. Since December 31, 2015 to the date of this Agreement and except for the filing and pending Chapter 11 Proceedings, no Event has occurred or exists that constitutes, individually or in the aggregate, a Material Adverse Effect.

Section 4.9 No Violation; Compliance with Laws. (i) The Company is not in violation of its articles of incorporation, as amended, or bylaws, and (ii) no other Debtor is in violation of its respective charter or bylaws, certificate of formation or limited liability company operating agreement or similar organizational document in any material respect. None of the Debtors is or has been at any time since January 1, 2014 in violation of any Law or Order, except for any such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10 Legal Proceedings. Other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith or any matters referenced in any proof of claim filed therein, there are no material legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings (“Legal Proceedings”) pending or, to the Knowledge of the Company, threatened to which any of the Debtors is a party or to which any property of any of the Debtors is the subject, in each case that in any manner draws into question the validity or enforceability of this Agreement, the Plan or the other Transaction Agreements or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.11 Labor Relations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against any of the Debtors; (b) the hours worked and payments made to employees of any of the Debtors have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters; and (c) all payments due from any of the Debtors or for which any claim may be made against any of the Debtors on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of any of the Debtors to the extent required by GAAP. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the transactions contemplated by the Transaction Agreements will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which any of the Debtors (or any predecessor) is a party or by which any of the Debtors (or any predecessor) is bound. The Debtors are not parties to or bound by a collective bargaining agreement or similar labor agreement.

Section 4.12 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Debtors owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (b) to the Knowledge of the Company, none of the Debtors nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by such Person, is interfering with, infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any Person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the Knowledge of the Company, threatened.

Section 4.13 Title to Real and Personal Property.

(a) Real Property. Each of the Debtors has good and defensible title to its respective Real Properties, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, and except where the failure (or failures) to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, the enforceability of such leased Real Properties may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditor’s rights generally or general principles of equity, including the Chapter 11 Cases. To the Knowledge of the Company, all such properties and assets are free and clear of Liens, except for Permitted Liens and except for such Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Leased Real Property. Each of the Debtors is in compliance with all obligations under all leases to which it is a party that have not been rejected in the Chapter 11 Cases, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of the Debtors has received written notice of any good faith claim asserting that such leases are not in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Debtors enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to materially interfere with its ability to conduct its business as currently conducted or have, individually or in the aggregate, a Material Adverse Effect.

(c) Intellectual Property Rights. Each of the Debtors owns or possesses the right to use all Intellectual Property Rights and all licenses and rights with respect to any of the foregoing used in the conduct of their businesses, without any conflict (of which any of the Debtors has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Debtors, as the case may be, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14 No Undisclosed Relationships. Other than Contracts or other direct or indirect relationships between or among any of the Debtors, there are no Contracts or other direct or indirect relationships existing as of the date hereof between or among any of the Debtors, on the one hand, and any director, officer or greater than five percent (5%) stockholder of any of the Debtors, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC and that is not so described, except for the transactions contemplated by this Agreement. Any Contract existing as of the date hereof between or among any of the Debtors, on the one hand, and any director, officer or greater than five percent (5%) stockholder of any of the Debtors, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC is filed as an exhibit to, or incorporated by reference as indicated in, the Annual Report on Form 10-K for the year ended December 31, 2015 that the Company filed on February 29, 2016 or any other Company SEC Document filed between February 29, 2016 and the date hereof.

Section 4.15 Licenses and Permits. The Debtors possess all licenses, certificates, permits and other authorizations issued by, have made all declarations and filings with and have maintained all financial assurances required by, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the business, except where the failure to possess, make or give the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Debtors (i) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.16 Environmental. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, claim, demand, request for information, Order, complaint or penalty has been received by any of the Debtors, and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to any of the Debtors, (b) each Debtor has received (including timely application for renewal of the same), and maintained in full force and effect, all environmental permits, licenses and other approvals, and has maintained all financial assurances, in each case to the extent necessary for its operations to comply with all applicable

Environmental Laws and is, and since January 1, 2014, has been, in compliance with the terms of such permits, licenses and other approvals and with all applicable Environmental Laws, (c) to the Knowledge of the Company, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by any of the Debtors that would reasonably be expected to give rise to any cost, liability or obligation of any of the Debtors under any Environmental Laws other than future costs, liabilities and obligations associated with remediation at the end of the productive life of a well, facility or pipeline that has produced, stored or transported hydrocarbons, (d) no Hazardous Material has been Released, generated, owned, treated, stored or handled by any of the Debtors, and no Hazardous Material has been transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of any of the Debtors under any Environmental Laws other than future costs, liabilities and obligations associated with remediation at the end of the productive life of a well, facility or pipeline that has produced, stored or transported hydrocarbons, and (e) there are no agreements in which any of the Debtors has expressly assumed responsibility for any known obligation of any other Person arising under or relating to Environmental Laws that remains unresolved other than future costs, liabilities and obligations associated with remediation at the end of the productive life of a well, facility or pipeline that has produced, stored or transported hydrocarbons, which has not been made available to the Commitment Parties prior to the date hereof. Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.16 constitute the sole and exclusive representations and warranties in this Agreement with respect to any environmental, health or safety matters, including any arising under or relating to Environmental Laws or Hazardous Materials.

Section 4.17 Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Debtors has filed or caused to be filed all U.S. federal, state, provincial, local and non-U.S. Tax returns required to have been filed by it and (ii) taken as a whole, each such Tax return is true and correct;

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Debtors has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the date hereof (except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Debtors (as the case may be) has set aside on its books adequate reserves in accordance with GAAP or with respect to the Debtors only, except to the extent the non-payment thereof is permitted by the Bankruptcy Code), which Taxes, if not paid or adequately provided for, would reasonably be expected to be material to the Debtors taken as a whole; and

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, with respect to the Debtors, other than in connection with the Chapter 11 Cases and other than Taxes or assessments that are being contested in good faith and are not expected to result in significant negative adjustments that would be material to the Debtors taken as a whole, (i) no claims have been asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the IRS or any other Governmental Entity.

Section 4.18 Employee Benefit Plans.

(a) Except for the filing and pendency of the Chapter 11 Cases or otherwise as would not reasonably be expected to result in material liability to the Company taken as a whole: (i) each Company Plan, if any, is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past six years (or is reasonably likely to occur); (iii) no ERISA Event has occurred or is reasonably expected to occur; (iv) none of the Debtors has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject any of the Debtors to Tax; and (v) no employee welfare plan (as defined in Section 3(1) of ERISA) maintained or contributed to by any of the Debtors provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA). During the past six years neither the Debtors nor any of its ERISA Affiliates, sponsored, maintained, contributed to or had any obligation to sponsor, main or contribute to any Company Plan.

(b) Except as would not reasonably be expected to result in material liability to the Company taken as a whole, or except as required by applicable Law, none of the Debtors has established, sponsored or maintained, or has any liability with respect to, any employee pension benefit plan or other employee benefit plan, program, policy, agreement or arrangement governed by or subject to the Laws of a jurisdiction other than the United States of America.

(c) Except as would not reasonably be expected to result in material liability to the Company taken as a whole, there are no pending, or to the Knowledge of the Company, threatened claims, sanctions, actions or lawsuits, asserted or instituted against any Company Plan or any Person as fiduciary or sponsor of any Company Plan, in each case other than claims for benefits in the normal course.

(d) Within the last six years, no Company Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, except as would not reasonably be expected to result in material liability to the Company taken as a whole.

(e) Except as would not reasonably be expected to result in material liability to the Company taken as a whole, all compensation and benefit arrangements of the Debtors comply and have complied in both form and operation with their terms and all applicable Laws and legal requirements, and none of the Debtors has any obligation to provide any individual with a “gross up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(f) Except as would not reasonably be expected to result in material liability to the Company taken as a whole, all liabilities (including all employer contributions and payments required to have been made by any of the Debtors) under or with respect to any compensation or benefit arrangement of any of the Debtors have been properly accounted for in the Company’s financial statements in accordance with GAAP.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Debtors is currently in compliance with all Laws and legal requirements in respect of personnel, employment and employment practices; (ii) all service providers of each of the Debtors are correctly classified as employees, independent contractors, or otherwise for all purposes (including any applicable tax and employment policies or law); and (iii) the Debtors have not and are not engaged in any unfair labor practice.

Section 4.19 Internal Control Over Financial Reporting. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to the Knowledge of the Company, there are no weaknesses in the Company’s internal control over financial reporting as of the date hereof.

Section 4.20 Disclosure Controls and Procedures. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure.

Section 4.21 Material Contracts. Other than as a result of a rejection motion filed by any of the Debtors in the Chapter 11 Cases, all Material Contracts are valid, binding and enforceable by and against the Debtor party thereto and, to the Knowledge of the Company, each other party thereto (except where the failure to be valid, binding or enforceable does not constitute a Material Adverse Effect), and no written notice to terminate, in whole or part, any Material Contract has been delivered to any of the Debtors (except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Other than as a result of the filing of the Chapter 11 Cases, none of the Debtors nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default or breach under the terms thereof, in each case, except for such instances of material default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.22 No Unlawful Payments. Since January 1, 2014, none of the Debtors nor, to the Knowledge of the Company, any of their respective directors, officers or employees has in any material respect: (a) used any funds of any of the Debtors for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.23 Compliance with Money Laundering Laws. The operations of the Debtors are and, since January 1, 2014 have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions in which the Debtors operate (and the rules and regulations promulgated thereunder) and any related or similar Laws (collectively, the “Money Laundering Laws”) and no material Legal Proceeding by or before any Governmental Entity or any arbitrator involving any of the Debtors with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.24 Compliance with Sanctions Laws. None of the Debtors nor, to the Knowledge of the Company, any of their respective directors, officers, employees or other Persons acting on their behalf with express authority to so act is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company will not directly or indirectly use the proceeds of the Rights Offerings, or lend, contribute or otherwise make available such proceeds to any other Debtor, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.25 No Broker’s Fees. None of the Debtors is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Commitment Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offerings, the sale of the Unsubscribed Shares or the payment of the Commitment Premium.

Section 4.26 Investment Company Act. None of the Debtors is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended (the “Investment Company Act”), and this conclusion is based on one or more bases or exclusions other than Sections 3(c)(1) and 3(c)(7) of the Investment Company Act, including that none of the Debtors comes within the basic definition of ‘investment company’ under section 3(a)(1) of the Investment Company Act.

Section 4.27 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Debtors have insured their properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses and have made available to the Commitment Parties a schedule of such insurance policies in force; (ii) all premiums due and payable in respect of insurance policies maintained by the Debtors have been paid; (iii) the Company reasonably believes that the insurance maintained by or on behalf of the Debtors is adequate in all respects; and (iv) as of the date hereof, to the Knowledge of the Company, none of the Debtors has received notice from any insurer or agent of such insurer with respect to any insurance policies of the Debtors of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

Section 4.28 Alternative Transactions. As of the date hereof, the Company is not pursuing, or in discussions or negotiations regarding, any solicitation, offer, or proposal from any Person concerning any actual or proposed Alternative Transaction and, as applicable, has terminated any existing discussions or negotiations regarding any actual or proposed Alternative Transaction.

Section 4.29 Issuance. The Common Shares to be issued pursuant to the Plan, including the Common Shares to be issued in connection with the consummation of the Rights Offering and pursuant to the terms of this Agreement, including in connection with the Commitment Premium, will, when issued and delivered on the Closing Date and any time thereafter, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and such Common Shares will be free and clear of all Taxes, Liens (other than transfer restrictions imposed hereunder or by applicable Law), preemptive rights, subscription and similar rights, other than any rights set forth in the Plan, the Plan Supplement, the Reorganized Company Organizational Documents, or Transaction Agreements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES

Each Commitment Party, severally and not jointly, represents and warrants as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 5.1 Organization. To the extent applicable, such Commitment Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 5.2 Organizational Power and Authority. To the extent applicable, such Commitment Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other Transaction Agreement to which such Commitment Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements.

Section 5.3 Execution and Delivery. This Agreement and each other Transaction Agreement to which such Commitment Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Commitment

Party and (b) upon entry of the Approval Order and assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors (as applicable), will constitute valid and legally binding obligations of such Commitment Party, enforceable against such Commitment Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.4 No Conflict. Assuming that the consents referred to in clauses (a) and (b) of Section 5.5 are obtained, the execution and delivery by such Commitment Party of this Agreement and each other Transaction Agreement to which such Commitment Party is a party, the compliance by such Commitment Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Commitment Party is party or is bound or to which any of the property or assets or such Commitment Party are subject, (b) to the extent applicable, will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Commitment Party and (c) will not result in any material violation of any Law or Order applicable to such Commitment Party or any of its properties, except in each of the cases described in clauses (a) or (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement.

Section 5.5 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Commitment Party or any of its properties is required for the execution and delivery by such Commitment Party of this Agreement and each other Transaction Agreement to which such Commitment Party is a party, the compliance by such Commitment Party with the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Commitment Party of its Backstop Commitment Percentage of the Unsubscribed Shares and its portion of the Rights Offering Shares) contemplated herein and therein, except (a) any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement and each other Transaction Agreement to which such Commitment Party is a party and (b) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement.

Section 5.6 No Registration. Such Commitment Party understands that (a) the Unsubscribed Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Commitment Party’s representations as expressed herein or otherwise made pursuant hereto, and (b) the foregoing shares cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

Section 5.7 Purchasing Intent. Such Commitment Party is acquiring the Unsubscribed Shares for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Commitment Party has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 5.8 Sophistication; Investigation. Such Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Unsubscribed Shares. Such Commitment Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other Transaction Agreement, such Commitment Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of any of the Debtors.

Section 5.9 No Broker’s Fees. Such Commitment Party is not a party to any Contract with any Person (other than the Transaction Agreements and any Contract giving rise to the Expense Reimbursement hereunder) that would give rise to a valid claim against any of the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offerings, the sale of the Unsubscribed Shares or the payment of the Commitment Premium.

Section 5.10 Sufficient Funds. Such Commitment Party has sufficient assets and the financial capacity to perform all of its obligations under this Agreement, including the ability to fully exercise all Subscription Rights that are owned by it (or such managed funds or accounts) as of the Rights Offering Expiration Time pursuant to pursuant to the Rights Offerings and fund such Commitment Party’s Backstop Commitment.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Orders Generally. The Company and the Reorganized Debtors shall support and make commercially reasonable efforts, consistent with the Plan Support Agreement and the Plan, to (a) obtain the entry of the Approval Order, the Disclosure Statement Order, and the Confirmation Order, and (b) cause the Approval Order, the Disclosure Statement Order, and the Confirmation Order to become Final Orders (and request that such Orders become effective immediately upon entry by the Bankruptcy Court pursuant to a waiver of Rules 3020 and 6004(h) of the Bankruptcy Rules, as applicable), in each case, as soon as reasonably practicable, consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Plan

Support Agreement, following the filing of the respective motion seeking entry of such Orders. The Company shall provide to each of the Commitment Parties and its counsel copies of the proposed motions seeking entry of the Approval Order, the Disclosure Statement Order, and the Confirmation Order (together with the proposed Disclosure Statement Order and the proposed Approval Order), and a reasonable opportunity to review and comment on such motions and such Orders prior to such motions and such Orders being filed with the Bankruptcy Court (and in no event less than 48 hours prior to such filing), and such Orders must be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company. Any amendments, modifications, changes, or supplements to the Approval Order, Disclosure Statement Order, and Confirmation Order, and any of the motions seeking entry of such Orders, shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

Section 6.2 Confirmation Order; Plan and Disclosure Statement. The Debtors shall use their commercially reasonable efforts to obtain entry of the Confirmation Order in accordance with the milestones set forth in Section 4 of the Plan Support Agreement, as such milestones may be amended or moved in accordance with the terms of the Plan or Plan Support Agreement. The Company shall provide to each of the Commitment Parties and its counsel a copy of the proposed Plan, the Disclosure Statement, the Definitive Documentation and any proposed amendment, modification, supplement or change to the Plan, the Disclosure Statement or the Definitive Documentation, and a reasonable opportunity to review and comment on such documents (and in no event less than 48 hours prior to filing the Plan, the Disclosure Statement and/or the Definitive Documentation, as applicable, with the Bankruptcy Court), and each such amendment, modification, supplement or change to the Plan or the Disclosure Statement must be in form and substance reasonably satisfactory to each of the Requisite Commitment Parties and the Company. The Company shall provide to each of the Commitment Parties and its counsel a copy of the proposed Confirmation Order (together with copies of any briefs, pleadings and motions related thereto), and a reasonable opportunity to review and comment on such Order, briefs, pleadings and motions prior to such Order, briefs, pleadings and motions being filed with the Bankruptcy Court (and in no event less than 48 hours prior to a filing of such Order, briefs, pleadings or motions with the Bankruptcy Court), and such Order, briefs, pleadings and motions must be in form and substance reasonably satisfactory to each of the Requisite Commitment Parties and the Company.

Section 6.3 Conduct of Business. Except as expressly set forth in this Agreement, including with respect to the exercise of the board of directors’ fiduciary duties in Section 9.3(e) herein, the Plan Support Agreement, the Plan or with the prior written consent of Requisite Commitment Parties (requests for which, including related information, shall be directed to the counsel and financial advisors to the HoldCo Noteholder Committee and the Equityholder Committee), during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”): (a) the Company shall, and shall cause each of the other Debtors to, carry on its business in the ordinary course and use its commercially reasonable efforts to: (i) preserve intact its business, (ii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with any of the Debtors in connection with their business, and (iii) file Company SEC Documents within the time periods required under the Exchange Act, in each case in accordance with ordinary course practices; (b) each of the Debtors shall not enter into any transaction that is material to the Debtors’ business other than (A) transactions in the ordinary course of business that are consistent with prior business practices of the Debtors, (B) other transactions after prior notice to the Commitment Parties to implement tax planning which transactions are not reasonably expected to materially adversely affect any Commitment Party and (C) transactions expressly contemplated by the Transaction Agreements; and (c) the Debtors shall consult with the advisors to the HoldCo Noteholder Committee and HoldCo Equityholder Committee with respect to any amendment, modification, termination, waiver, supplement, replacement, restatement, reinstatement, or other change to any Material Contract.

For the avoidance of doubt, the Debtors’ entry into, or any amendment, assumption, modification, termination, waiver, supplement, replacement, restatement, reinstatement, or other change to, any Material Contract that does not result in an increase (on a present value basis, applying a reasonable discount rate) of the Company’s liabilities with respect to such Material Contract (other than any Material Contracts that are otherwise addressed by clause (4) below) may be accomplished without the consent of the Requisite Commitment Parties; but the following shall be deemed to occur outside of the ordinary course of business of the Debtors and shall require the prior written consent of the Requisite Commitment Parties unless the same would otherwise be expressly provided for under the Plan Support Agreement, the Plan or this Agreement (including the preceding clause (B) or (C)): (1) entry into, or any amendment, assumption, modification, termination, waiver, supplement, replacement, restatement, reinstatement or other change to, any Material Contract that results in an increase (on a present value basis, applying a reasonable discount rate) of the Company’s liabilities with respect to such Material Contract (other than any Material Contracts that are otherwise addressed by clause (4) below); (2) entry into, or any amendment, modification, waiver, supplement or other change to, any employment agreement to which any of the Debtors is a party or any assumption of any such employment agreement in connection with the Chapter 11 Cases; (3) any (x) termination by any of the Debtors without cause or (y) reduction in title or responsibilities, in each case, of the individuals who are as of the date of this Agreement the Chief Executive Officer, the Chief Financial Officer, or the Senior Vice President of Operations of Ultra Petroleum Corp.; and (4) the adoption or amendment of any management or employee incentive or equity plan by any of the Debtors except for the MIP. Following a request for consent of the Requisite Commitment Parties under this Section 6.3 by or on behalf of the Debtors, if the consent of the Requisite Commitment Parties is not obtained or declined within five (5) Business Days following the date such request is made in writing and delivered to each of the HoldCo Noteholder Committee and Equityholder Committee (which notice will be deemed delivered if given in writing to Paul, Weiss and Brown, Rudnick), such consent shall be deemed to have been granted by the Requisite Commitment Parties. Except as otherwise provided in this Agreement, nothing in this Agreement shall give the Commitment Parties, directly or indirectly, any right to control or direct the operations of the Debtors. Prior to the Closing Date, the Debtors shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the business of the Debtors.

Section 6.4 Access to Information; Confidentiality.

(a) Subject to applicable Law and Section 6.4(b), upon reasonable notice during the Pre-Closing Period, the Debtors shall afford the Commitment Parties and their

Representatives upon request reasonable access, during normal business hours and without unreasonable disruption or interference with the Debtors’ business or operations, to the Debtors’ employees, properties, books, Contracts and records and, during the Pre-Closing Period, the Debtors shall furnish promptly to such parties all reasonable information concerning the Debtors’ business, properties and personnel as may reasonably be requested by any such party; provided, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would cause any of the Debtors to violate any of their respective obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (ii) to disclose any legally privileged information of any of the Debtors or (iii) to violate any applicable Laws or Orders. All requests for information and access made in accordance with this Section 6.4 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers.

(b) From and after the date hereof until the date that is one (1) year after the expiration of the Pre-Closing Period, each Commitment Party shall, and shall cause its Representatives to, (i) keep confidential and not provide or disclose to any Person any documents or information received or otherwise obtained by such Commitment Party or its Representatives pursuant to Section 6.4(a) or in connection with a request for approval pursuant to Section 6.3 (except that provision or disclosure may be made to any Affiliate or Representative of such Commitment Party who needs to know such information for purposes of this Agreement or the other Transaction Agreements and who agrees to observe the terms of this Section 6.4(b) (and such Commitment Party will remain liable for any breach of such terms by any such Affiliate or Representative)), and (ii) not use such documents or information for any purpose other than in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, the immediately preceding sentence shall not apply in respect of documents or information that (A) is now or subsequently becomes generally available to the public through no violation of this Section 6.4(b), (B) becomes available to a Commitment Party or its Representatives on a non-confidential basis from a source other than any of the Debtors or any of their respective Representatives, (C) becomes available to a Commitment Party or its Representatives through document production or discovery in connection with the Chapter 11 Cases or other judicial or administrative process, but subject to any confidentiality restrictions imposed by the Chapter 11 Cases or other such process, or (D) such Commitment Party or any Representative thereof is required to disclose pursuant to judicial or administrative process or pursuant to applicable Law or applicable securities exchange rules; provided, that, such Commitment Party or such Representative shall provide the Company with prompt written notice of such legal compulsion and cooperate with the Company to obtain a protective Order or similar remedy to cause such information or documents not to be disclosed, including interposing all available objections thereto, at the Company’s sole cost and expense; provided, further, that, in the event that such protective Order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such information or documents that is legally required to be disclosed and shall exercise its commercially reasonable efforts (at the Company’s sole cost and expense) to obtain assurance that confidential treatment will be accorded such disclosed information or documents. The provisions of this Section 6.4(b) shall not apply to any Commitment Party that, as of the date hereof, is party to a confidentiality or non-disclosure agreement with the Debtors, for so long as such agreement remains in full force and effect.

Section 6.5    Commercially Reasonable Efforts.

(a)    Without in any way limiting any other respective obligation of the Company or any Commitment Party in this Agreement or the Plan Support Agreement, each Party shall use (and the Company shall cause the other Debtors to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan, including using commercially reasonable efforts in:

(i)    timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii)    defending any Legal Proceedings in any way challenging (A) this Agreement, the Plan, the Registration Rights Agreement or any other Transaction Agreement, (B) the Approval Order, the Disclosure Statement Order or the Confirmation Order or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; and

(iii)    pursuant to the Plan Support Agreement, working in good faith to finalize the Reorganized Company Organizational Documents, Transaction Agreements, the Registration Rights Agreement, Definitive Documentation and all other documents relating thereto for timely inclusion in the Plan and filing other Plan Supplement Documents and HoldCo Notes with the Bankruptcy Court.

(b)    Subject to Laws or applicable rules relating to the exchange of information, and in accordance with the Plan Support Agreement, the Commitment Parties and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Commitment Parties or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan; provided, however, that the Commitment Parties are not required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. In exercising the foregoing rights, the Parties shall act as reasonably and as promptly as practicable.

(c)    Without limitation to Section 6.1 or Section 6.2, to the extent exigencies permit, the Company shall provide or cause to be provided to the Commitment Parties a draft of all motions, applications, pleadings, schedules, Orders, reports or other material papers (including all material memoranda, exhibits, supporting affidavits and evidence and other supporting documentation) in the Chapter 11 Cases relating to or affecting the Transaction Agreements or the Registration Rights Agreement in accordance with the Plan Support Agreement and in no event less than 48 hours before such motions, applications, pleadings, schedules, Orders, reports or other material papers are filed with the Bankruptcy Court. All such motions, applications, pleadings, schedules, Orders, reports and other material papers shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

(d) Nothing contained in this Section 6.5(d) shall limit the ability of any Commitment Party to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases to the extent not inconsistent with the Plan Support Agreement.

Section 6.6 Registration Rights Agreement; Reorganized Company Organizational Documents.

(a) The Plan will provide that from and after the Effective Date, (i) each HoldCo Equityholder and HoldCo Noteholder receiving at least ten percent (10%) or more of the Common Shares issued under the Plan and/or the Rights Offerings or that cannot sell its Common Shares under Rule 144 of the Securities Act of 1933 without volume or manner of sale restrictions and (ii) each Commitment Party, in each case, shall be entitled to registration rights that are customary for a transaction of this nature, pursuant to a registration rights agreement to be entered into as of the Effective Date, which agreement shall be in form and substance reasonably acceptable to the Requisite Commitment Parties and the Company (the “Registration Rights Agreement”), and shall provide for customary demand, shelf and piggyback registration rights with respect to all Common Shares beneficially owned by such persons (whether acquired at the Effective Date or thereafter) and shall provide for a shelf registration statement to be filed by the Company for the benefit of such persons within ten (10) Business Days following the later of (i) the Effective Date and (ii) the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. A form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.

(b) The Plan will provide that on the Effective Date, the Reorganized Company Organizational Documents will be duly authorized, approved, adopted and in full force and effect. Forms of the Reorganized Company Organizational Documents shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.

Section 6.7 Blue Sky. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the offer and sale of the Unsubscribed Shares to the Commitment Parties pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Commitment Parties on or prior to the Closing Date. The Reorganized Company shall timely make all filings and reports relating to the offer and sale of the Unsubscribed Shares issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing Date. The Company or the Reorganized Company, as applicable, shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.7.

Section 6.8 DTC Eligibility. Unless otherwise requested by the Requisite Commitment Parties, the Reorganized Company shall use commercially reasonable efforts to promptly make, when applicable from time to time after the Closing, all Unlegended Shares eligible for deposit with The Depository Trust Company. The Confirmation Order shall provide that The Depository Trust Company shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the Unlegended Shares are exempt from registration and/or eligible for The Depository Trust Company book-entry delivery, settlement, and depository services. “Unlegended Shares” means any Common Shares acquired by the Commitment Parties and their respective Affiliates (including any Related Purchaser or Ultimate Purchaser in respect thereof) pursuant to this Agreement and the Plan, including all shares issued to the Commitment Parties and their respective Affiliates in connection with the Rights Offerings, that do not require, or are no longer subject to, the Legend. The Debtor will use commercially reasonable efforts to cause the new Common Shares to become publicly traded and listed on the New York Stock Exchange, Nasdaq or another national securities exchange on or as soon as reasonably practicable after the Effective Date.

Section 6.9 Use of Proceeds. The Debtors will apply the proceeds from the exercise of the Subscription Rights and the sale of the Unsubscribed Shares for the purposes identified in the Disclosure Statement and the Plan and will not apply such proceeds in a manner that is inconsistent with the Plan Support Agreement.

Section 6.10 Funded Debt. The Company shall cause the funded debt position upon emergence to not exceed the sum of $2,000,000,000 plus the amount of Additional New OpCo Notes (as defined in the Plan), if any, issued in respect of any Allowed OpCo PPN Make-Whole Claims (as defined in the Plan), if any.

Section 6.11 Share Legend. Each certificate evidencing Unsubscribed Shares issued hereunder, and each certificate issued in exchange for or upon the Transfer of any such shares, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such shares are uncertificated, such shares shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Reorganized Company or agent and the term “Legend” shall include such restrictive notation. The Reorganized Company shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the share register or other appropriate Reorganized Company records, in the case of uncertified shares), upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such shares may be sold under Rule 144 of the Securities Act. The Reorganized Company may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.

Section 6.12 Antitrust Approval.

(a) Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the Plan and the other Transaction Agreements, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (or, if required by any Antitrust Authority, any drafts thereof) under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable and (ii) promptly furnishing any documents or information reasonably requested by any Antitrust Authority.

(b) The Company and each Commitment Party subject to an obligation pursuant to the Antitrust Laws to notify any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements that has notified the Company in writing of such obligation (each such Commitment Party, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. The Company and each Filing Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any material communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all material correspondence and communications between such Filing Party or the Company and the Antitrust Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority; and (v) not withdraw its filing, if any, under the HSR Act without the prior written consent of the Requisite Commitment Parties and the Company.

(c) Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority.

(d) The Company and each Filing Party shall use their commercially reasonable efforts to obtain all authorizations, approvals, consents, or clearances under any applicable Antitrust Laws or to cause the termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of filing. The communications contemplated by this Section 6.12 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.12 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan or the other Transaction Agreements.

Section 6.13 Alternative Transactions. The Company and the other Debtors shall not seek, solicit, or support any Alternative Transaction, and shall not cause or allow any of their agents or representatives to solicit any agreements relating to an Alternative Transaction; provided, however, that nothing in this Section 6.12 shall limit the Company’s and the other Debtors’ boards of directors’ fiduciary duties consistent with Section 6 of the Plan Support Agreement.

Section 6.14 Securities Laws Disclosure.

(a) The Company shall, on the Business Day immediately following the date hereof, file a Current Report on Form 8-K.

(b) The Company shall timely file all required reports under Section 13 or 15(d) of the Exchange Act, as applicable. The Company understands and confirms that the Commitment Parties will rely on the foregoing covenant and the covenant in Section 6.14(a) above in effecting transactions in securities of the Company.

Section 6.15 Reorganized Company as Successor. On the Effective Date, all rights and obligations of the Company under this Agreement shall vest in the Reorganized Company and the Plan shall include language to such effect. From and after the Effective Date, the Reorganized Company shall be deemed to be a party to this Agreement as the successor to all rights and obligations of the Company hereunder.

Section 6.16 NOL Order. For the avoidance of doubt, the Parties agree that the Final Order Approving Notification and Hearing Procedures For Certain Transfers of and Declarations of Worthlessness with Respect to Common Stock entered by the Bankruptcy Court June 13, 2016 [Docket No. 297] does not preclude transfers of the Backstop Commitments or Subscription Rights, or the fulfillment of the Backstop Commitments or the exercise of the Subscription Rights, all as contemplated by this Agreement.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to the Obligations of the Commitment Parties. The obligations of each Commitment Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.2) the satisfaction of the following conditions prior to or at the Closing:

(a) Approval Order. The Bankruptcy Court shall have entered the Approval Order in form and substance reasonably acceptable to the Requisite Commitment Parties, and such Order shall be a Final Order.

(b) Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order in form and substance reasonably acceptable to the Requisite Commitment Parties, and such Order shall be a Final Order.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Requisite Commitment Parties, and such Order shall be a Final Order.

(d) Plan. The Company and all of the other Debtors shall have substantially complied with the terms of the Plan and the Plan Support Agreement (as amended or supplemented from time to time) that are to be performed by the Company, the Reorganized Debtors and the other Debtors on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to occurrence of the Closing) set forth in the Plan shall have been satisfied or waived in accordance with the terms of the Plan.

(e) Rights Offerings. Each of: (i) the HoldCo Noteholders Rights Offering and (ii) the HoldCo Equityholders Rights Offering, shall have been conducted and completed and the Rights Offering Expiration Time shall have passed in accordance with the Disclosure Statement Order and this Agreement.

(f) Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(g) Registration Rights Agreement; Reorganized Company Organizational Documents.

(i) The Registration Rights Agreement shall have been executed and delivered by the Reorganized Company, shall otherwise have become effective with respect to the Commitment Parties and the other parties thereto, and shall be in full force and effect.

(ii) The Reorganized Company Organizational Documents shall have been duly approved and adopted and shall be in full force and effect.

(h) Expense Reimbursement. The Debtors shall have paid all Expense Reimbursements accrued through the Closing Date pursuant to Section 3.3; provided, that invoices for such Expense Reimbursements shall have been received by the Debtors at least three (3) Business Days prior to the Closing Date in order to be required to be paid on the Closing Date.

(i) Governmental Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws or otherwise required by any Governmental Entity in connection with the transactions contemplated by this Agreement shall have been obtained or filed.

(j) No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement;

(k) Representations and Warranties.

(i) The representations and warranties of the Debtors contained in Section 4.8 shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii) The representations and warranties of the Debtors contained in Section 4.2, Section 4.3, Section 4.4 and Section 4.5(b) shall be true and correct in all material respects on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(iii) The representations and warranties of the Debtors contained in this Agreement other than those referred to in clauses (i) and (ii) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.

(l) Covenants. The Debtors shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(m) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, and there shall not exist, any Event that constitutes, individually or in the aggregate, a Material Adverse Effect.

(n) Officer’s Certificate. The Commitment Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in subparagraphs (k), (l) and (m) of this Section 7.1 have been satisfied.

(o) Funding Notice. The Commitment Parties shall have received the Funding Notice.

(p) Key Contracts. Subject to Section 7.1(q), the assumption or rejection (in each case, pursuant to section 365 of the Bankruptcy Code) and/or amendment of the Contracts described in Section 1.1 of the Company Disclosure Schedules as of the Closing Date and the liabilities of the Reorganized Debtors with respect to such Contracts shall, in the aggregate, be reasonably satisfactory to the Requisite Commitment Parties.

(q) Full Funding of Backstop Commitments. The Commitment Parties together with any other participants in the Rights Offerings shall have sufficient funds to complete the Rights Offerings following the procedures set forth in Section 2.1, Section 2.2, Section 2.3 and Section 2.4.

(r) GUC Claims Cap. On the day that is 10 days prior to the Escrow Account Funding Date, the Company and the Commitment Parties shall have reasonably determined that the aggregate amount of general unsecured claims (other than funded debt claims) that will be paid in cash pursuant to the terms of the Plan and the present value (applying a reasonable discount rate) of the Company’s liabilities with respect to any Material Contract that is amended, assumed, modified, terminated, waived, supplemented, replaced, restated, reinstated, or otherwise changed in accordance with Section 6.3, shall not exceed $330 million (the “Claims Cap”). In making such determination: (a) the Company and the Commitment Parties may consider any such general unsecured claims that have been allowed pursuant to the terms of settlements with respect to Material Contracts that are amended, assumed, modified, terminated, waived, supplemented, replaced, restated, reinstated, or otherwise changed by the Company; (b) the Company, upon the reasonable request of the Commitment Parties, shall, subject to professional responsibilities, estimate and/or object to any claims; and (c) if the Company and the Commitment Parties do not agree on such determination, they shall seek such a determination from the Bankruptcy Court.

Section 7.2 Waiver of Conditions to Obligations of Commitment Parties. All or any of the conditions set forth in Section 7.1 may only be waived in whole or in part with respect to all Commitment Parties by a written instrument executed by the Requisite Commitment Parties in their sole discretion and if so waived, all Commitment Parties shall be bound by such waiver; provided, however, that the conditions set forth in subsections (f), (i) and (j) of Section 7.1 shall not be subject to waiver except by a written instrument executed by all Commitment Parties.

Section 7.3 Conditions to the Obligations of the Debtors. The obligations of the Debtors to consummate the transactions contemplated hereby with the Commitment Parties is subject to (unless waived by the Company) the satisfaction of each of the following conditions:

(a) Approval Order. The Bankruptcy Court shall have entered the Approval Order and such Order shall be a Final Order.

(b) Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order, and such Order shall be a Final Order.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, and such Order shall be a Final Order.

(d) Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(e) Governmental Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws or otherwise required by any Governmental Entity in connection with the transactions contemplated by this Agreement shall have been obtained or filed.

(f) No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(g) Representations and Warranties.

(i) The representations and warranties of the Commitment Parties contained in this Agreement that are qualified by “materiality” or “material adverse effect” or words or similar import shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects only as of the specified date).

(ii) The representations and warranties of the Commitment Parties contained in this Agreement that are not qualified by “materiality” or “material adverse effect” or words or similar import shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(h) Covenants. Each of the Commitment Parties, severally and not jointly, shall have performed and complied, in all material respects, with all of their covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1 Indemnification Obligations. Following the entry of the Approval Order, the Company, the Reorganized Debtors and the other Debtors (the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Commitment Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Commitment Parties except to the extent otherwise provided for in this Agreement) arising out of a claim asserted by a third party (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and the obligations hereunder, including the Backstop Commitment, the Rights Offerings, the payment of the Commitment Premium or the use of the proceeds of the Rights Offerings, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the Reorganized Debtors, the other Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Commitment Party, its Related Parties or any Indemnified Person related thereto, caused by a Commitment Party Default by such Commitment Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction, whether such judgment is in such underlying action, suit or proceeding, or otherwise, to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

Section 8.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and

(b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VIII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Debtors shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Debtors.

Section 8.3 Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Article VIII, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article VIII. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company and the Reorganized Debtors pursuant to the issuance and sale of the Rights Offering Shares in the Rights Offerings contemplated by this Agreement and the Plan bears to (b) the Commitment Premium paid or proposed to be paid to the Commitment Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

Section 8.5 Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Per Share Purchase Price for all Tax purposes. The provisions of this Article VIII are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement. The Approval Order shall provide that the obligations of the Company and the Reorganized Debtors under this Article VIII shall constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and that the Company and the Reorganized Debtors may comply with the requirements of this Article VIII without further Order of the Bankruptcy Court.

Section 8.6 No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

ARTICLE IX

TERMINATION

Section 9.1 Consensual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of the Company and the Requisite Commitment Parties.

Section 9.2 Automatic Termination. Notwithstanding anything to the contrary in this Agreement, and except as otherwise provided in this Section 9.2, at which point this Agreement may be terminated by the Requisite Commitment Parties upon written notice to the Company upon the occurrence of any of the following Events, this Agreement shall terminate automatically without any further action or notice by any Party at 5:00 p.m., Houston, Texas time on the third Business Day following the occurrence of any of the following Events; provided, that the Requisite Commitment Parties may waive such termination or extend any applicable dates in accordance with Section 10.7:

(a) the Closing Date has not occurred by 11:59 p.m., Houston, Texas time on April 15, 2017 (as may be extended pursuant to Section 2.3(e), the “Outside Date”), unless prior thereto the Effective Date occurs and each Rights Offering has been consummated; provided, that with respect to this subclause (a), notice to the Company shall not be required for termination;

(b) the obligations of the Plan Support Parties under the Plan Support Agreement are terminated in accordance with the terms of the Plan Support Agreement provided, that with respect to this subclause (b), notice to the Company shall not be required for termination;

(c) (i) the Company or the other Debtors shall have breached any representation, warranty, covenant or other agreement made by the Company or the other Debtors in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.1(k), Section 7.1(l), or Section 7.1(m) not to be satisfied, (ii) the Commitment Parties shall have delivered written notice of such breach or inaccuracy to the Company, (iii) such breach or inaccuracy is not cured by the Company or the other Debtors by the fifth (5th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, any condition set forth in Section 7.1(k), or Section 7.1(l), is not capable of being satisfied or has not been satisfied by the date on which such condition must, by its terms, be satisfied; provided, that this Agreement shall not terminate automatically pursuant to this Section 9.2(c) if the Commitment Parties are then in willful or intentional breach of this Agreement;

(d) any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or any Rights Offering or the transactions contemplated by this Agreement, the other Transaction Agreements or the Registration Rights Agreement in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Requisite Commitment Parties;

(e) (i) the Debtors have materially breached their obligations under Section 6.13; (ii) the Bankruptcy Court approves or authorizes an Alternative Transaction; or (iii) any of the Debtors enters into any Contract providing for the consummation of any Alternative Transaction;

(f) the Company or any other Debtor (i) materially and adversely (to the Commitment Parties) amends or modifies, or files a pleading seeking authority to amend or modify, the Definitive Documentation in a manner that is materially inconsistent with this Agreement without the consent (not to be unreasonably withheld, conditioned or delayed) of the Requisite Commitment Parties or (ii) publicly announces its intention to take any such action listed in sub-clauses (i) of this subsection;

(g) the Approval Order, Disclosure Statement Order, or Confirmation Order is terminated, reversed, stayed, dismissed, vacated, or reconsidered, or any such Order is modified or amended after entry without the prior acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Requisite Commitment Parties in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documentation in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Requisite Commitment Parties or that changes the economic terms of this Agreement;

(h) any of the Orders approving this Agreement, the Rights Offering Procedures, the Plan or the Disclosure Statement, or the Confirmation Order are reversed, stayed, dismissed, vacated or reconsidered or modified or amended without the acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Requisite Commitment Parties (and such action has not been reversed or vacated within thirty (30) calendar days after its issuance) in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documentation in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Requisite Commitment Parties or that changes the economic terms of this Agreement;

(i) the Bankruptcy Court has not entered the Approval Order by January 20, 2017; provided, that with respect to this subclause (i), notice to the Company shall not be required for termination, or

(j) the Company shall have made a public announcement of its intention not to pursue the Plan or shall have sought, solicited, negotiated, encouraged, proposed, filed, supported, consented to, pursued, initiated, assisted, joined in, participated in the formulation of, or entered into any agreements relating to, or provided any information about, the Debtors for the purposes of entering into an Alternative Transaction, and shall have filed any motion or other filing seeking dismissal of the bankruptcy, the appointment of a trustee or examiner with expanded powers in the bankruptcy, the conversion of the bankruptcy to a case under Chapter 7 of the Bankruptcy Code.

Section 9.3 Termination by the Company.

This Agreement may be terminated by the Company upon written notice to each Commitment Party upon the occurrence of any of the following Events, subject to the rights of the Company to fully and conditionally waive, in writing, on a prospective or retroactive basis the occurrence of such Event:

(a) any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or any Rights Offering or the transactions contemplated by this Agreement, the other Transaction Agreements or the Registration Rights Agreement in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Requisite Commitment Parties;

(b) subject to the right of the Commitment Parties to arrange a Commitment Party Replacement in accordance with Section 2.3(a) or Section 2.3(b) (which will be deemed to cure any breach by the replaced Commitment Party pursuant to this subsection (b)), (i) any Commitment Party shall have breached any representation, warranty, covenant or other agreement made by such Commitment Party in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.3(g) or Section 7.3(h) not to be satisfied, (ii) the Company shall have delivered written notice of such breach or inaccuracy to such Commitment Party, (iii) such breach or inaccuracy is not cured by such Commitment Party by the fifth (5th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, any condition set forth in Section 7.3(g) or Section 7.3(h) is not capable of being satisfied; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if it is then in willful or intentional breach of this Agreement;

(c) the Approval Order, Disclosure Statement Order, or Confirmation Order is terminated, reversed, stayed, dismissed, vacated, or reconsidered, or any such Order is modified or amended after entry without the prior acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Company in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documentation in a way that cannot be remedied by the Commitment Parties subject to the reasonable satisfaction of the Debtors or that changes the economic terms of this Agreement;

(d) any of the Orders approving this Agreement, the Rights Offering Procedures, the Plan or the Disclosure Statement, or the Confirmation Order are reversed, stayed, dismissed, vacated or reconsidered or modified or amended without the acquiescence or consent (not to be unreasonably withheld, conditioned or delayed) of the Company (and such action has not been reversed or vacated within thirty (30) calendar days after its issuance) in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documentation in a way that cannot be remedied by the Commitment Parties subject to the reasonable satisfaction of the Debtors or that changes the economic terms of this Agreement;

(e) the board of directors of the Company determines that continued performance under this Agreement (including taking any action or refraining from taking any action and including, without limitation, the Plan or solicitation of the Plan) would be inconsistent with the exercise of its fiduciary duties (as reasonably determined by such entity in good faith after consultation with outside legal counsel and based on the advice of such counsel);

(f) the Plan Support Agreement is terminated in accordance with its terms; or

(g) the Closing Date has not occurred by the Outside Date (as the same may be extended pursuant to Section 9.2(a) or Section 2.3(e)), unless prior thereto the Effective Date occurs and each Rights Offering has been consummated; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(g) if it is then in willful or intentional breach of this Agreement.

Section 9.4 Effect of Termination.

(a) Upon termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Parties; provided, that (i) the obligations of the Debtors to pay the Expense Reimbursement pursuant to and in accordance with Section 3.3 and to pay the Commitment Premium pursuant to and in accordance with Section 3.2 shall survive the termination of this Agreement and shall remain in full force and effect in case, until such obligations have been satisfied, (ii) the provisions set forth in Article VIII and Article X shall survive the termination of this Agreement in accordance with their terms, in each case so long as the Approval Order has been entered by the Bankruptcy Court prior to the date of termination, and (iii) subject to Section 10.10, nothing in this Section 9.4 shall relieve any Party from liability for its gross negligence or any willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) If this Agreement is terminated for any reason other than by the Company under Section 9.3(b), the Debtors shall, promptly after the date of such termination, pay the Commitment Premium set forth by Section 3.2 and any provisos applicable to Section 3.2(a) entirely in cash to the Commitment Parties or their designees. To the extent that all amounts due in respect of the Commitment Premium pursuant to this Section 9.4(b) have actually been paid by the Debtors to the Commitment Parties in connection with a termination of this Agreement, the Commitment Parties shall not have any additional recourse against the Debtors for any obligations or liabilities relating to or arising from this Agreement, except for liability for bad faith, willful misconduct or gross negligence of this Agreement pursuant to Section 8.1 or except as otherwise provided in Section 9.4(a). Except as set forth in this Section 9.4(b), the Commitment Premium shall not be payable upon the termination of this Agreement. The Commitment Premium shall, pursuant to the Approval Order, constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a) If to the Company or any of the other Debtors:

Ultra Petroleum Corp.

400 North Sam Houston Parkway E.

Suite 1200

Houston, Texas 77060

Tel: (281)876-0120

Fax: (281) 876-2831

Attn: Chief Financial Officer

Email: gshaw@ultrapetroleum.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Tel: (312) 862-2000

Fax: (312) 862-2200

Attn: David R. Seligman, P.C.; Christopher T. Greco

E-mail: dseligman@kirkland.com;

             cgreco@kirkland.com;

and

Kirkland & Ellis LLP

600 Travis Street

Suite 3300

Houston, Texas 77002

Tel: (713) 835-3600

Fax: (713) 835-3601

Attn: Matthew R. Pacey

Email: matt.pacey@kirkland.com

(b) If to the Commitment Parties:

To each Commitment Party at the addresses or e-mail addresses set forth below the Commitment Party’s signature in its signature page to this Agreement.

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Attn.: Andrew Rosenberg

1285 Avenue of the Americas

New York, New York 10019-6064

Tel: (212) 373-3000

Fax: (212) 757-3990

Email: arosenberg@paulweiss.com

and

Brown Rudnick LLP

Attn.: Edward Weisfelner

Seven Times Square

New York, New York 10036

Tel: (212) 209-4800

Fax: (212) 209-4801

Email: eweisfelner@brownrudnick.com

Section 10.2 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Requisite Commitment Parties, other than an assignment by a Commitment Party expressly permitted by Section 2.3 or Section 2.6 and any purported assignment in violation of this Section 10.2 shall be void ab initio. Except as provided in Article VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties.

Section 10.3 Prior Negotiations; Entire Agreement.

(a) This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties and the Plan Support Agreement (including the Plan Term Sheet) will each continue in full force and effect.

(b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Commitment Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Commitment Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

(c) Notwithstanding subsection (a) of this Section 10.3, any agreements executed contemporaneously with this Agreement shall constitute valid and binding obligations of the Parties thereto.

Section 10.4 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO SUCH STATE’S CHOICE OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES FOR ITSELF THAT ANY LEGAL ACTION, SUIT, OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER ARISING UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT, OR PROCEEDING, MAY BE BROUGHT IN THE BANKRUPTCY COURT, AND BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 10.7 Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only by a written instrument signed by the Company and the Requisite Commitment Parties; provided, that (a) any Commitment Party’s prior written consent shall be required for any amendment that would, directly or indirectly: (i) modify such Commitment Party’s Backstop Commitment Percentage,

(ii) increase the Per Share Purchase Price, (iii) decrease the Commitment Premium or adversely modify in any material respect the method of payment thereof, (iv) increase the Backstop Commitment of such Commitment Party or (v) have a materially adverse and disproportionate effect on such Commitment Party; (b) the prior written consent of each Commitment Party shall be required for any amendment to the definition of “Requisite Commitment Parties”; and (c) no amendment or modification of the rights or obligations of the HoldCo Noteholders Commitment Parties or the HoldCo Equityholders Commitment Parties or the terms of the HoldCo Noteholders Rights Offering or the HoldCo Equityholders Rights Offering as set forth under this Agreement may be made unless either (i) such amendments or modifications are applied to the rights or obligations of each of the HoldCo Noteholders Commitment Parties and the HoldCo Equityholders Commitment Parties mutatis mutandis or applied to the terms of the HoldCo Noteholders Rights Offering and the HoldCo Equityholders Rights Offering mutatis mutandis, as applicable or (ii) HoldCo Noteholders Commitment Parties holding at least 66 2/3% of the aggregate HoldCo Noteholders Backstop Commitment Percentage and HoldCo Equityholders Commitment Parties holding at least 66 2/3% of the aggregate HoldCo Equityholders Backstop Commitment Percentage consent to such amendment or modification. Notwithstanding the foregoing, the Backstop Commitment Schedule shall be revised as necessary without requiring a written instrument signed by the Company and the Requisite Commitment Parties to reflect changes in the composition of the Commitment Parties and Backstop Commitment Percentages as a result of Transfers permitted in accordance with the terms and conditions of this Agreement. The terms and conditions of this Agreement (other than the conditions set forth in Section 7.1 and Section 7.3, the waiver of which shall be governed solely by Article VII) may be waived (A) by the Debtors only by a written instrument executed by the Company and (B) by the Requisite Commitment Parties only by a written instrument executed by the Requisite Commitment Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

Section 10.8 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.9 Specific Performance. It is understood and agreed by the Parties that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 10.10 Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits.

Section 10.11 No Reliance. No Commitment Party or any of its Related Parties shall have any duties or obligations to the other Commitment Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Commitment Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Commitment Parties, (b) no Commitment Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Commitment Party, (c) no Commitment Party or any of its Related Parties shall have any duty to the other Commitment Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Commitment Parties any information relating to the Company or any of its Subsidiaries that may have been communicated to or obtained by such Commitment Party or any of its Affiliates in any capacity, (d) no Commitment Party may rely, and each Commitment Party confirms that it has not relied, on any due diligence investigation that any other Commitment Party or any Person acting on behalf of such other Commitment Party may have conducted with respect to the Company or any of its Affiliates or any of their respective securities, and (e) each Commitment Party acknowledges that no other Commitment Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed Shares or Backstop Commitment Percentage of its Backstop Commitment.

Section 10.12 Publicity.

(a) Other than as may be required by applicable Law, no Party shall issue any press release, make any filing with the SEC (other than required under applicable securities law and regulation as reasonably determined in good faith by outside counsel to the Debtors) or make any other public announcement regarding this Agreement without the consent of the Debtors and the Requisite Commitment Parties, which consent shall not be unreasonably delayed, conditioned, or withheld, and each Party shall coordinate with the other Parties regarding any public statements made, including any communications with the press, public filings or filings with the SEC, with respect to this Agreement; for the avoidance of doubt, each Party shall have the right, without any obligation to any other Party, to decline to comment to the press with respect to this Agreement.

(b) Under no circumstances may any Party make any public disclosure of any kind that would disclose (i) the particular holdings of any Commitment Party or (ii) the identity of any Commitment Party, in each case without the prior written consent of such Commitment Party; provided, that (w) the Debtors may disclose such identities and the aggregate holdings of the Consenting HoldCo Noteholders and the Consenting HoldCo Equityholders, respectively, but not individual holdings of any individual Commitment Party (which shall be treated as “advisors’ eyes only”) in any filing with the SEC in respect of this Agreement and in any materials filed in the Chapter 11 Cases in support of the Approval Motion; (x) the Debtors may disclose such identities or amounts without consent to the extent that, upon the advice of counsel, it is required to do so by any governmental or regulatory authority (including as it may be directed by the SEC) or court of competent jurisdiction

(including the Bankruptcy Court), or by applicable law, in which case the Debtors, prior to making such disclosure, shall allow the Commitment Parties to whom such disclosure relates reasonable time at its own cost to seek a protective order with respect to such disclosures, (y) the Debtors may disclose the existence and terms of this Agreement, including the execution of this Agreement by the Commitment Parties, and (z) the Debtors may disclose the aggregate percentage or aggregate principal amount held by the Consenting HoldCo Noteholders and the Consenting HoldCo Equityholders, respectively. The Debtors shall not use the name of any Commitment Party in any press release without such Party’s prior written consent.

(c) The Debtors will issue a press release announcing this Agreement on November 22, 2016 and provide the counsel to the HoldCo Noteholder Committee and counsel to the Equityholder Committee with a draft of such press release and all future press releases, public filings, public announcements or other communications with any news media relating to this Agreement or the Restructuring Transactions at least one (1) business day prior to issuing such releases, filings, announcements or other communications; provided, that the Debtors shall be under no obligation to consult with, or obtain the prior approval of, any other Party as it relates to communications with vendors, customers and other third parties regarding the general nature of the Restructuring Transactions.

Section 10.13 Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Section 408 of the U.S. Federal Rules of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Legal Proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than a Legal Proceeding to approve or enforce the terms of this Agreement).

Section 10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates, or any of such Party’s Affiliates’ or respective Related Parties in each case other than the Parties to this Agreement and each of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 10.14 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.

Section 10.15 Relationship Among Parties.

(a) Notwithstanding anything herein to the contrary, the duties and obligations of the Commitment Parties, on the one hand, and the Debtors, on the other hand, arising under this Agreement shall be several, not joint. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement. The Parties hereto acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors and the Commitment Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. Nothing contained herein or any Definitive Documentation and no action taken by any Commitment Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any parties that the Commitment Parties are in any way acting in concert or as a “group” (or a joint venture, partnership or association), and the Debtors will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement or the Definitive Documentation, and the Debtors acknowledge that neither the HoldCo Equityholders Commitment Parties nor the HoldCo Noteholder Commitment Parties are acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Definitive Documentation. The Debtors acknowledge and each HoldCo Equityholder Commitment Party and each HoldCo Noteholder Commitment Party confirms that it has independently participated in the negotiation of the transactions contemplated under this Agreement and the Definitive Documentation with the advice of counsel and advisors.

(b) In connection with any matter requiring consent or a request of the Requisite Commitment Parties under this Agreement, there is no requirement or obligation that such holders agree among themselves to take such action and no agreement among such holders with respect to any such action. In connection with any matter that may be requested by the Requisite Commitment Parties, each such holder may, through its counsel, make such request; provided, that the Company will only be required to take such action if it receives the request of the Requisite Commitment Parties, as the case may be. In connection with any matter requiring consent of the Requisite Commitment Parties hereunder, the Company will solicit consent independently from each such holder or its respective counsel; provided, that such consent shall only be granted if the approval of the Requisite Commitment Parties (as applicable) is obtained.

(c) It is understood and agreed that none of the Commitment Parties has any duty of trust or confidence in any form with any other Commitment Party, the Debtors, or any of the Debtors’ creditors or other stakeholders and, except as expressly provided in this Agreement, there are no agreements, commitments or undertakings by, among or between any of them with respect to the subject matter hereof. For the avoidance of doubt, the foregoing sentence does not include any fiduciary obligations owed by any Plan Support Party that has been appointed an officer of any Debtor.

IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement as of the date first above written.

ULTRA PETROLEUM CORP.
By:	/s/ Michael D. Watford
Name: Michael D. Watford
Title: Chairman, President and CEO

[Signature Page to Backstop Commitment Agreement]

Schedule 1A

HoldCo Noteholders Backstop Commitment Schedule

Schedule 1B

HoldCo Equityholders Backstop Commitment Schedule

Company Disclosure Schedule

Section 1.1

Material Contracts

1.	Gathering System Agreement between Pinedale Corridor, LP and Ultra Wyoming LGS, LLC dated as of December 20, 2012 (as amended from time to time thereafter

2.	Transportation Service Agreement between Rockies Express Pipeline LLC and Ultra Resources, Inc. dated as of April 19, 2007 (as amended from time to time thereafter)

3.	Capacity Release Agreement between Sempra Rockies Marketing LLC and Ultra Resources, Inc. dated as of March 5, 2009 (as amended from time to time thereafter

4.	Crude Oil Purchase Contract between Ultra Resources, Inc., successor in interest to Axia Energy, LLC and EDF Trading North America, LLC dated as of July 31, 2013 (as amended from time to time thereafter)

5.	Purchase and Sale Agreement between Big West Oil LLC and Ultra Resources, Inc., as successor to Axia Energy, LLC, dated as of July 1, 2013 (as amended from time to time thereafter)

6.	Pinedale Unit Area Net Profits Contract between Malco Refineries, Inc., Continental Oil Company, and Novi Oil Company, dated as of April 1, 1954 (as supplemented from time to time thereafter)

Exhibit A

Rights Offering Procedures

ULTRA PETROLEUM CORP. (THE “COMPANY”)

RIGHTS OFFERING PROCEDURES1

Each Rights Offering Share (as defined below) is being distributed and issued by the Company (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”; such offering, a “Registered Rights Offering”), or (ii) without registration under the Securities Act, in reliance upon the exemption provided in Section 1145 of the Bankruptcy Code (such offering, an “1145 Rights Offering”). None of the Subscription Rights (as defined below) or the Rights Offering Shares issuable upon exercise of such rights distributed pursuant to these Rights Offering Procedures in reliance upon the exemption provided in Section 1145 of the Bankruptcy Code have been or will be registered under the Securities Act, nor any state or local law requiring registration for offer and sale of a security.

If the Rights Offering is a Registered Rights Offering, the Subscription Rights will be immediately detachable and freely transferable separately from HoldCo Notes or HoldCo Equity Interests, as applicable; provided however that the transferability of Subscription Rights held by an Affiliate (as that term is defined under Rule 144 promulgated under the Securities Act (“Rule 144”) of the Company may be subject to limitations on transferability under the Securities Act.

If the Rights Offering is an 1145 Rights Offering, the Subscription Rights will not be detachable or transferable separately from HoldCo Notes or HoldCo Equity Interests, as applicable. Rather, the Subscription Rights together with the underlying HoldCo Notes or HoldCo Equity Interests with respect to which such Subscription Rights were issued, will trade together as a unit, subject to such limitations, if any, that would be applicable to the transferability of the underlying HoldCo Notes or HoldCo Equity Interests; and, provided further, that following the exercise of any Subscription Rights, the holder thereof shall be prohibited from transferring or assigning the HoldCo Notes or the HoldCo Equity Interests, as applicable, corresponding to such Subscription Rights until the earlier of (i) termination of the Rights Offering and (ii) the revocation of exercise of the Subscription Rights to the extent permitted by these Rights Offering Procedures.

The Disclosure Statement (as defined below) has previously been distributed in connection with the Debtors’ solicitation of votes to accept or reject the Plan (as

[1]

Terms used and not defined herein shall have the meaning assigned to them in the Plan Support Agreement, dated as of November 21, 2016 (including the terms and conditions set forth in the Plan Term Sheet attached as Exhibit A to the Plan Support Agreement (the “Plan Term Sheet”), the terms and conditions set forth in the Backstop Commitment Agreement attached as Exhibit B to the Plan Support Agreement (the “Backstop Agreement”) and collectively, including all the other exhibits thereto, as may be amended, supplemented or otherwise modified from time to time, the “Plan Support Agreement”)).

defined below) and that document sets forth important information, including risk factors, that should be carefully read and considered by each Eligible Holder (as defined below) prior to making a decision to participate in the Rights Offering (as defined below). Additional copies of the Disclosure Statement are available upon request from the Subscription Agent.

The Rights Offering is being conducted by the Company in good faith and in compliance with the Bankruptcy Code. In accordance with Section 1125(e) of the Bankruptcy Code, a debtor or any of its agents that participate, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security offered or sold under the plan of the debtor, of an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such participation, for violation of any applicable law, rule, or regulation governing the offer, issuance, sale or purchase of securities.

Eligible Holders (as defined below) should note the following times relating to the Rights Offering:

Date	Calendar Date	Event
Record Date	[●], 2016	The date and time fixed by the Company pursuant to the Plan for the determination of the holders eligible to receive Subscription Rights.

Subscription Commencement Date	[●], 2017	Commencement of the Rights Offering.

Subscription Expiration Deadline	4:00 p.m. Houston time on [●], 2017

The deadline for Eligible Holders to subscribe for Rights Offering Shares. An Eligible Holder’s applicable Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) must be received by the Eligible Holder’s Nominee (as defined below) in sufficient time to allow such Nominee to deliver the Master Subscription Form to the Subscription Agent by the Subscription Expiration Deadline.

Eligible Holders who are not Commitment Parties must deliver the aggregate Purchase Price (as defined below) by the Subscription Expiration Deadline.

Eligible Holders who are Commitment Parties must deliver the aggregate Purchase Price no later than the deadline specified in the Funding Notice (as defined below) in accordance with the terms of the Backstop Agreement.

To Eligible Holders and Nominees of Eligible Holders:

On [●], 2016, the Debtors filed the Debtors’ Joint Chapter 11 Plan of Reorganization (as may be amended, modified, or supplemented from time to time in accordance with the terms thereof, the “Plan”) with the United States Bankruptcy Court for the Southern District of Texas, Houston Division, and the Disclosure Statement for the Debtors’ Joint Chapter 11 Plan of Reorganization (as may be amended from time to time in accordance with its terms, the “Disclosure Statement”). Pursuant to the Plan, each Holder of an Allowed HoldCo Notes Claim (each such holder, together with its permitted transferees, an “Eligible HoldCo Noteholder”) as of the Record Date shall receive HoldCo Noteholders Subscription Rights (as defined below) pursuant to the HoldCo Noteholders Rights Offering (as defined below), and each Holder of an Allowed HoldCo Equity Interest (each such holder, together with its permitted transferees, an “Eligible HoldCo Equityholder” and, together with the Eligible HoldCo Noteholders, “Eligible Holders”) as of the Record Date shall receive HoldCo Equityholders Subscription Rights (as defined below) pursuant to the HoldCo Equityholder Rights Offering (as defined below), in each case, in accordance with the terms and conditions of these Rights Offering Procedures. The HoldCo Noteholders Rights Offering and the HoldCo Equityholders Rights Offering are collectively referred to herein as the “Rights Offering”. Notwithstanding anything to the contrary contained herein, in the event that the Rights Offering is a Registered Rights Offering, the Subscription Rights shall be immediately detachable and trade separately from the underlying Allowed HoldCo Notes Claims and the Allowed HoldCo Equity Interests, as applicable, and there shall be no limitation (except for those limitations imposed by applicable securities law, if any) on the person or persons that may exercise any of the rights transferred hereunder. For the avoidance of doubt, in such circumstance, for purposes of determining who may exercise a Subscription Right, the terms “Eligible Holder,” “Eligible HoldCo Noteholder” and “Eligible HoldCo Equityholder” shall include any person that validly holds the Subscription Right as of the date of exercise, without any requirement that such person hold a Noteholder Claim or Equityholder Interest as of such date.

Pursuant to the Plan, each Eligible HoldCo Noteholder as of the Record Date will receive rights to subscribe for its pro rata portion of 75 percent of the Shares (as defined below) offered in the Rights Offering (the “HoldCo Noteholders Rights Offering,” and such Shares, the “HoldCo Noteholders Rights Offering Shares”), which HoldCo Noteholder Rights Offering Shares, collectively, will reflect an aggregate purchase price of $435,000,000 calculated by multiplying the number of Shares offered in the HoldCo Noteholder Rights Offering by the Purchase Price. “Shares” shall be the fully diluted number of shares of Reorganized HoldCo before taking into account issuances of Shares pursuant to the management incentive plan to be adopted by the Company. “Purchase Price” shall be the quotient of $2.7 billion divided by the Shares based on a Total Enterprise Value of the Debtors of $6.0 billion, subject to the adjustment provided in the definition of Purchase Price and Total Enterprise Value in the Backstop Agreement. Each Nominee will receive a Master Subscription Form which it shall use to summarize the Subscription Rights exercised by each Eligible HoldCo Noteholder that timely returns the applicable properly filled out Beneficial Holder Subscription Form(s) to such Nominee. Beneficial Holder Subscription Forms should only be returned directly to the

Subscription Agent if the Eligible HoldCo Noteholder is the direct holder of record on the books of the applicable indenture trustee and does not hold its Allowed HoldCo Notes Claim through a Nominee.

Pursuant to the Plan, each Eligible HoldCo Equityholder as of the Record Date will receive rights to subscribe for its pro rata portion of 25 percent of the Shares offered in the Rights Offering (the “HoldCo Equityholders Rights Offering,” and such Shares, the “HoldCo Equityholders Rights Offering Shares” and, together with the HoldCo Noteholders Rights Offering Shares, the “Rights Offering Shares”), which HoldCo Equityholder Rights Offering Shares, collectively, will reflect an aggregate purchase price of $145,000,000 calculated by multiplying the number of Shares offered in the HoldCo Equityholder Rights Offering by the Purchase Price. Each Nominee will receive a Master Subscription Form which it shall use to summarize the Subscription Rights exercised by each Eligible HoldCo Equityholder that timely returns the applicable properly filled out Beneficial Holder Subscription Form(s) to such Nominee. Beneficial Holder Subscription Forms should only be returned directly to the Subscription Agent if the Eligible HoldCo Equityholder is the direct holder of record on the books of the applicable transfer agent and does not hold its HoldCo Equity Interests through a Nominee.

Please note that all Beneficial Holder Subscription Forms (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) must be returned to the applicable Nominee in sufficient time to allow such Nominee to process and deliver the Master Subscription Form and copies of all Beneficial Holder Subscription Forms, and the accompanying IRS Forms prior to the Subscription Expiration Deadline. To the extent of any discrepancy between the Master Subscription Form and the Beneficial Holder Subscription Form(s) regarding the Eligible Holder’s principal amount, the Master Subscription Form shall govern. While the amount of time necessary for a Nominee to process and deliver the Master Subscription Form to the Subscription Agent will vary from Nominee to Nominee, Eligible Holders are urged to consult with their Nominees to determine the necessary deadline to return their Beneficial Holder Subscription Forms. Failure to submit such Beneficial Holder Subscription Forms on a timely basis will result in forfeiture of an Eligible Holder’s rights to participate in the Rights Offering. None of the Company, the Subscription Agent or any of the Commitment Parties will have any liability for any such failure.

No Eligible Holder shall be entitled to participate in the Rights Offering unless the aggregate Purchase Price (as defined below) for the Rights Offering Shares it subscribes for is received by the Subscription Agent (i) in the case of an Eligible Holder that is not a Commitment Party, by the Subscription Expiration Deadline, and (ii) in the case of an Eligible Holder that is a Commitment Party, no later than the deadline specified in a written notice (a “Funding Notice”) delivered by or on behalf of the Debtors to the Commitment Parties in accordance with Section 2.4 of the Backstop Agreement (the “Backstop Funding Deadline”), provided that the Commitment Parties may deposit their aggregate Purchase Price in the Escrow Account (as defined below), in accordance with the terms of the Backstop Agreement. No interest is payable on any advanced funding of the Purchase Price. If the Rights Offering is terminated for any reason, the aggregate Purchase Price previously received by the Subscription Agent will be returned to Eligible Holders as provided in Section 6 hereof. No interest will be paid on any returned Purchase Price. Any Eligible Holder who is not a Commitment Party submitting payment via its Nominee must coordinate such payment with its Nominee in sufficient time to allow the Nominee to forward such payment to the Subscription Agent by the Subscription Expiration Deadline.

To participate in the Rights Offering, an Eligible Holder must complete all of the steps outlined below. If an Eligible Holder does not complete all of the steps outlined below by the Subscription Expiration Deadline or the Backstop Funding Deadline, as applicable, such Eligible Holder shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering.

1.	Rights Offering

Eligible HoldCo Noteholders have the right, but not the obligation, to participate in the HoldCo Noteholders Rights Offering, and Eligible HoldCo Equityholders have the right, but not the obligation, to participate in the HoldCo Equityholders Rights Offering.

Eligible HoldCo Noteholders as of the Record Date shall receive rights to subscribe for their pro rata portion of the HoldCo Noteholders Rights Offering Shares, and Eligible HoldCo Equityholders as of the Record Date shall receive rights to subscribe for their pro rata portion of the HoldCo Equityholders Rights Offering Shares.

Subject to the terms and conditions set forth in the Plan and these Rights Offering Procedures, each Eligible HoldCo Noteholder as of the Record Date is entitled to receive rights to subscribe for up to [●] HoldCo Noteholders Rights Offering Shares per $1,000 of Principal Amount of 5.75% Senior Notes Due 2018 issued by the Company and up to [●] HoldCo Noteholders Rights Offering Shares per $1,000 of Principal Amount of 6.125% Senior Notes Due 2024 issued by Company at the Purchase Price. The difference in the number of Rights Offering Shares that an Eligible HoldCo Noteholder is entitled to subscribe for with respect to each series of HoldCo Notes is to take into account the differing amounts, as of the Record Date, of pre-petition accrued and unpaid interest thereon.

Subject to the terms and conditions set forth in the Plan and these Rights Offering Procedures, each Eligible HoldCo Equityholder as of the Record Date is entitled to receive rights to subscribe for up to [●] HoldCo Equityholders Rights Offering Shares per HoldCo Equity Interest at the Purchase Price.

There will be no over-subscription privilege in the Rights Offering. Any Rights Offering Shares that are unsubscribed by the Eligible Holders entitled thereto will not be offered to other Eligible Holders but will be purchased by the applicable Commitment Parties in accordance with the Backstop Agreement. Subject to the terms and conditions of the Backstop Agreement, each Commitment Party is obligated to purchase its pro rata portion of the applicable Rights Offering Shares.

To the extent the Rights Offering Shares are distributed and issued without registration under the Securities Act, in reliance upon the exemption provided in Section 1145 of the Bankruptcy Code, any Eligible Holder that subscribes for Rights Offering Shares and is deemed to be an “underwriter” under Section 1145(b) of the Bankruptcy Code will be subject to restrictions under the Securities Act on its ability to resell those securities. Resale restrictions are discussed in more detail in Article [●] of the Disclosure Statement, entitled “Certain Securities Law Matters.”

To the extent the Rights Offering Shares are distributed and issued with registration under the Securities Act, any Eligible Holder that subscribes for Rights Offering Shares and is deemed to be an “affiliate” under Rule 144 may be subject to restrictions under Rule 144 on its ability to resell those securities. Resale restrictions are discussed in more detail in Article [●] of the Disclosure Statement, entitled “Certain Securities Law Matters.”

SUBJECT TO THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING PROCEDURES AND THE BACKSTOP AGREEMENT IN THE CASE OF ANY COMMITMENT PARTY, ALL SUBSCRIPTIONS SET FORTH IN THE APPLICABLE BENEFICIAL HOLDER SUBSCRIPTION FORM(S) ARE IRREVOCABLE.

2.	Subscription Period

The Rights Offering will commence on the Subscription Commencement Date and will expire at the Subscription Expiration Deadline. Each Eligible Holder intending to purchase Rights Offering Shares in any Rights Offering must affirmatively elect to exercise its Subscription Rights in the manner set forth in the applicable Subscription Form by the Subscription Expiration Deadline.

Any exercise of the subscription rights to purchase HoldCo Noteholders Rights Offering Shares (the “HoldCo Noteholders Subscription Rights”) by an Eligible HoldCo Noteholder after the Subscription Expiration Deadline will not be allowed and any purported exercise received by the Subscription Agent after the Subscription Expiration Deadline, regardless of when the documents or payment relating to such exercise were sent, will not be honored, except that the Company shall have the discretion, with the consent of the Holdco Noteholder Commitment Parties holding at least sixty-six and two-thirds percent (66-2/3%) of all outstanding HoldCo Noteholders Backstop Commitments at the time of the relevant determination (the “HoldCo Noteholder Requisite Commitment Parties”), to allow any exercise of HoldCo Noteholders Subscription Rights after the Subscription Expiration Deadline.

Any exercise of the subscription rights to purchase HoldCo Equityholders Rights Offering Shares (the “HoldCo Equityholders Subscription Rights” and, together with the HoldCo Noteholders Subscription Rights, the “Subscription Rights”) by an Eligible HoldCo Equityholder after the Subscription Expiration Deadline will not be allowed and any purported exercise received by the Subscription Agent after the Subscription Expiration Deadline, regardless of when the documents or payment relating to such exercise were sent, will not be honored, except that the Company shall have the discretion, with the consent of the Holdco Equityholder Commitment Parties holding at least sixty-six and two-thirds percent (66-2/3%) of all outstanding HoldCo Equityholders Backstop Commitments at the time of the relevant determination (the “HoldCo Equityholder Requisite Commitment Parties” and together with the HoldCo Noteholder Requisite Commitment Parties, the “Requisite Commitment Parties”), to allow any exercise of HoldCo Equityholders Subscription Rights after the Subscription Expiration Deadline.

The Subscription Expiration Deadline may be extended with the consent of the Requisite Commitment Parties, or as required by law.

3.	Delivery of Subscription Documents

Each Eligible Holder may exercise all or any portion of such Eligible Holder’s Subscription Rights, but subject to the terms and conditions contained herein. In order to facilitate the exercise of the Subscription Rights, beginning on the Subscription Commencement Date, the applicable Subscription Form and these Rights Offering Procedures will be sent to each Eligible Holder, together with appropriate instructions for the proper completion, due execution and timely delivery of the executed Subscription Form and the payment of the applicable aggregate Purchase Price for its Rights Offering Shares.

4.	Exercise of Subscription Rights

(a) In order to validly exercise its Subscription Rights, each Eligible Holder that is not a Commitment Party must:

i.	return duly completed and executed applicable Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to the Subscription Agent or its Nominee, as applicable, so that, if applicable, such documents may be transmitted to the Subscription Agent by the Nominee, so that such documents are actually received by the Subscription Agent by the Subscription Expiration Deadline; and

ii.	at the same time it returns its Beneficial Holder Subscription Form(s) to its Nominee, but in no event later than the Subscription Expiration Deadline, pay, or arrange for the payment by its Nominee of, the applicable Purchase Price to the Subscription Agent by wire transfer ONLY of immediately available funds in accordance with the instructions included in the applicable Beneficial Holder Subscription Form(s).

(b) In order to validly exercise its Subscription Rights, each Eligible Holder that is a Commitment Party must:

i.	return duly completed and executed applicable Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to the Subscription Agent or its Nominee, as applicable so that, if applicable, such documents may be transmitted to the Subscription Agent by the Nominee, so that such documents are actually received by the Subscription Agent by the Subscription Expiration Deadline; and

ii.	no later than the Backstop Funding Deadline, pay the applicable Purchase Price to the Subscription Agent or to the escrow account established and maintained by a third party satisfactory to the Commitment Parties and the Company (the “Escrow Account”) by wire transfer ONLY of immediately available funds in accordance with the wire instructions included in the Funding Notice.

ALL COMMITMENT PARTIES MUST PAY THEIR APPLICABLE PURCHASE PRICE DIRECTLY TO THE SUBSCRIPTION AGENT OR TO THE ESCROW ACCOUNT, AS APPLICABLE, AND SHOULD NOT PAY THEIR NOMINEE(S).

(c)	With respect to 4(a) and (b) above, each Eligible Holder must duly complete, execute and return the applicable Beneficial Holder Subscription Form(s) in accordance with the instructions herein to its Nominee in sufficient time to allow its Nominee to process its instructions and deliver to the Subscription Agent the Master Subscription Form, its completed Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable), and, solely with respect to the Eligible Holders that are not Commitment Parties, payment of the applicable Purchase Price, payable for the Rights Offering Shares elected to be purchased by such Eligible Holder, by the Subscription Expiration Deadline. Eligible Holders that are Commitment Parties must deliver their payment of the applicable Purchase Price payable for the Rights Offering Shares elected to be purchased by such Commitment Party directly to the Subscription Agent or to the Escrow Account, as applicable, no later than the Backstop Funding Deadline.

(d)	In the event that the funds received by the Subscription Agent or the Escrow Account, as applicable, from any Eligible Holder do not correspond to the Purchase Price payable for the Rights Offering Shares elected to be purchased by such Eligible Holder, the number of the Rights Offering Shares deemed to be purchased by such Eligible Holder will be the lesser of (a) the number of the Rights Offering Shares elected to be purchased by such Eligible Holder and (b) a number of the Rights Offering Shares determined by dividing the amount of the funds received by the Purchase Price, in each case up to such Eligible Holder’s pro rata portion of Rights Offering Shares.

(e)	The cash paid to the Subscription Agent in accordance with these Rights Offering Procedures will be deposited and held by the Subscription Agent in a segregated account until released to the Debtors in connection with the settlement of the Rights Offering on the Effective Date. The Subscription Agent may not use such cash for any other purpose prior to the Effective Date and may not encumber or permit such cash to be encumbered with any lien or similar encumbrance. The cash held by the Subscription Agent hereunder shall not be deemed part of the Debtors’ bankruptcy estates.

5.	Transfer Restriction; Revocation

If the Rights Offering is an 1145 Rights Offering:

•	The Subscription Rights will not be detachable or transferable separately from HoldCo Notes or HoldCo Equity Interests, as applicable. If any Subscription Rights are transferred by an Eligible Holder in contravention of the foregoing, the Subscription Rights will be cancelled, and neither such Eligible Holder nor the purported transferee will receive any Rights Offering Shares otherwise purchasable on account of such transferred Subscription Rights;

•	The Subscription Rights together with the underlying HoldCo Notes or HoldCo Equity Interests with respect to which such Subscription Rights were issued, will trade together as a unit, subject to such limitations, if any, that would be applicable to the transferability of the underlying HoldCo Notes or HoldCo Equity Interests; and

•	Once an Eligible Holder has properly exercised its Subscription Rights, subject to the terms and conditions contained in these Rights Offering Procedures and the Backstop Agreement in the case of any Commitment Party, such exercise will be irrevocable. Moreover, following the exercise of any Subscription Rights, the holder thereof shall be prohibited from transferring or assigning the HoldCo Notes or the HoldCo Equity Interests, as applicable, corresponding to such Subscription Rights until the earlier of (i) termination of the Rights Offering and (ii) the revocation of exercise of the Rights to the extent permitted by these Rights Offering Procedures.

If the Rights Offering is a Registered Rights Offering:

•	the Subscription Rights will immediately be detachable from the HoldCo Notes or the HoldCo Equity Interests with respect to which they were distributed, as applicable, and trade separately from any such claims or interests, and nothing in these Rights Offering Procedures should limit the separate transferability of HoldCo Notes or HoldCo Equity Interests.

6.	Termination/Return of Payment

Unless the Effective Date has occurred, the Rights Offering will be deemed automatically terminated without any action of any party upon the earlier of (i) termination of the Plan Support Agreement in accordance with its terms, (ii) termination of the Backstop Agreement in accordance with its terms and (iii) the Outside Date (as such date may be extended pursuant to the terms of the Backstop Agreement). In the event the Rights Offering is terminated, any payments received pursuant to these Rights Offering Procedures will be returned, without interest, to the applicable Eligible Holder as soon as reasonably practicable.

7.	Settlement of the Rights Offering and Distribution of the Rights Offering Shares

The settlement of the Rights Offering is conditioned on confirmation of the Plan by the Bankruptcy Court, compliance by the Debtors with these Rights Offering Procedures, and the simultaneous occurrence of the Effective Date. The Debtors intend that the Rights Offering Shares will be issued to the Eligible Holders and/or to any party that an Eligible Holder so designates in the Beneficial Holder Subscription Form(s), in book-entry form, and that The Depository Trust Company (“DTC”), or its nominee, will be the holder of record of such Rights Offering Shares. To the extent DTC is unwilling or unable to make the Rights Offering Shares eligible on the DTC system, the Rights Offering Shares will be issued directly to the Eligible Holder or its designee.

8.	Fractional Shares

No fractional rights or Rights Offering Shares will be issued in the Rights Offering. All share allocations (including each Eligible Holder’s Rights Offering Shares) will be calculated and rounded down to the nearest whole share.

9.	Validity of Exercise of Subscription Rights

All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights will be determined in good faith by the Debtors in consultation with the Requisite Commitment Parties, and, if necessary, subject to a final and binding determination by the Bankruptcy Court. The Debtor, with the consent of the Requisite Commitment Parties, may waive or reject any defect or irregularity in, or permit such defect or irregularity to be corrected within such time as they may determine in good faith, the purported exercise of any Subscription Rights. Subscription Forms will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors determine in good faith in consultation with the Requisite Commitment Parties.

Before exercising any Subscription Rights, Eligible Holders should read the Disclosure Statement and the Plan for information relating to the Debtors and the risk factors to be considered.

All calculations, including, to the extent applicable, the calculation of (a)(i) the value of any Eligible HoldCo Noteholder’s Allowed HoldCo Notes Claim for the purposes of the HoldCo Noteholders Rights Offering and (ii) any Eligible HoldCo Noteholder’s HoldCo Noteholders Rights Offering Shares, shall be made in good faith by the Company with the consent of the HoldCo Noteholders Requisite Commitment Parties and (b)(i) the value of any Eligible HoldCo Equityholders’ HoldCo Equity Interests for the purposes of the HoldCo Equityholders Rights Offering and (ii) any Eligible HoldCo Equityholders’ HoldCo Equityholders Rights Offering Shares, shall be made in good faith by the Company with the consent of the HoldCo Equityholders Requisite Commitment Parties and in each case in accordance with any claim amounts included in the Plan, and any disputes regarding such calculations shall be subject to a final and binding determination by the Bankruptcy Court.

10.	Modification of Procedures

With the prior written consent of the Requisite Commitment Parties, the Debtors reserve the right to modify these Rights Offering Procedures, or adopt additional procedures consistent with these Rights Offering Procedures to effectuate the Rights Offering and to issue the Rights Offering Shares, provided, however, that the Debtors shall provide prompt written notice to each Eligible Holder of any material modification to these Rights Offering Procedures made after the Subscription Commencement Date, provided further that any amendments or modifications to the terms of the Rights Offering are subject to the provisions of Section 10.7 of the Backstop Agreement. In so doing, and subject to the consent of the Requisite Commitment Parties, the Debtors may execute and enter into agreements and take further action that the Debtors determine in good faith is necessary and appropriate to effectuate and implement the Rights Offering and the issuance of the Rights Offering Shares.

To the extent applicable, the Debtors shall undertake reasonable procedures to confirm that each participant in the Rights Offering is in fact an Eligible Holder.

11.	Depository Trust Company (“DTC”)

Some or all of the Allowed HoldCo Notes Claims and the Allowed HoldCo Equity Interests are held in book-entry form in accordance with the practices and procedures of the DTC. The Debtors intend to comply with the practices and procedures of DTC for the purpose of conducting the Rights Offering, and, subject to compliance with Section 11 hereof, these Rights Offering Procedures will be deemed appropriately modified to achieve such compliance.

Without limiting the foregoing the Company intends, that to the extent practicable, the Rights Offering Shares will be issued in book entry form, except with respect to persons that may be deemed underwriters under section 1145(b) of the Bankruptcy Code, and that DTC, or its nominee, will be the holder of record of such Rights Offering Shares. The ownership interest of each holder of such Rights Offering Shares, and transfers of ownership interests therein, will be recorded on the records of the direct and indirect participants in DTC. Holders who exercise the Subscription Rights may be required to furnish the Company or its agents information regarding their broker, bank or other securities nominee in order that the Rights Offering Shares for which they have subscribed can be properly credited to their securities account. To the extent required, the Company intends to solicit such information on a timely basis, so that the Rights Offering Shares may be delivered to the holders exercising their Subscription Rights on or as promptly as practicable after the Effective Date.

12.	Inquiries And Transmittal of Documents; Subscription Agent

The Rights Offering Instructions for Eligible Holders attached hereto should be carefully read and strictly followed by the Eligible Holders.

Questions relating to the Rights Offering should be directed to the Subscription Agent via email to [[[●] (please reference “Subscription Rights Offering” in the subject line) or at the following phone number: [●]].

The risk of non-delivery of all documents and payments to the Subscription Agent, the Escrow Account and any Nominee is on the Eligible Holder electing to exercise its Subscription Rights and not the Debtors, the Subscription Agent, or the Commitment Parties.

ULTRA PETROLEUM CORP.

RIGHTS OFFERING INSTRUCTIONS FOR ELIGIBLE HOLDERS

Terms used and not defined herein shall have the meaning assigned to them in the Plan.

To elect to participate in the Rights Offering, you must follow the instructions set out below:

1.	Insert the principal amount of the HoldCo Notes or HoldCo Equity Interests, as applicable, that you held as of the Record Date in Item 1 of your applicable Beneficial Holder Subscription Form(s) (if you do not know such amount, please contact your Nominee immediately).

2.	Complete the calculation in Item 2a of your applicable Beneficial Holder Subscription Form(s), which calculates the maximum number of Rights Offering Shares available for you to purchase. Such amount must be rounded down to the nearest whole share.

3.	Complete the calculation in Item 2b of your applicable Beneficial Holder Subscription Form(s) to indicate the number of Rights Offering Shares that you elect to purchase and calculate the aggregate Purchase Price for the Rights Offering Shares that you elect to purchase.

4.	Confirm whether you are a Commitment Party pursuant to the representation in Item 3 of your applicable Beneficial Holder Subscription Form(s). (This section is only for Commitment Parties, each of whom is aware of their status as a Commitment Party).

5.	Read, complete and sign the certification in Item 5 of your applicable Beneficial Holder Subscription Form(s). Such execution shall indicate your acceptance and approval of the terms and conditions set forth in these Rights Offering Procedures.

6.	Read, complete and sign an IRS Form W-9 if you are a U.S. person. If you are a non-U.S. person, read, complete and sign an appropriate IRS Form W-8. These forms may be obtained from the IRS at its website: www.irs.gov.

7.	Return your applicable signed Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to your Nominee in sufficient time to allow your Nominee to process your instructions and prepare and deliver the Master Subscription Form to the Subscription Agent by the Subscription Expiration Deadline.

8.

Arrange for full payment of the aggregate Purchase Price by wire transfer of immediately available funds, calculated in accordance with Item 2b of your applicable Beneficial Holder Subscription Form(s). For Eligible Holders that are not Commitment Parties, please instruct your Nominee to coordinate payment of the Purchase Price and transmit and deliver such payment to the Subscription Agent by the Subscription Expiration Deadline. An Eligible Holder that is not a Commitment Party should follow the payment instructions as provided in the Master Subscription Form. Any Commitment Party should follow the payment instructions that will be provided in the Funding Notice, except to the extent of any aggregate Purchase Price previously paid by such Eligible Holder to the Subscription Agent or the Escrow Account in accordance with the terms of the Backstop Agreement.

The Subscription Expiration Deadline is 4:00 p.m. Central Time on [●], 2017.

Please note that the Beneficial Holder Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) must be received by your broker, bank, commercial bank, transfer agent, trust company, dealer, or other agent or nominee (as applicable, the “Nominee”) in sufficient time to allow such Nominee to process and deliver the Master Subscription Form to the Subscription Agent, by the Subscription Expiration Deadline, along with the appropriate funding (with respect to Eligible Holders that are not Commitment Parties) or the subscription represented by your applicable Beneficial Holder Subscription Form(s) will not be counted and you will be deemed forever to have relinquished and waived your right to participate in the Rights Offering.

Eligible Holders that are Commitment Parties must deliver the appropriate funding directly to the Subscription Agent or to the Escrow Account, as applicable, pursuant to the Funding Notice (except to the extent of any funding previously provided by any such Eligible Holder to the Subscription Agent or the Escrow Account in accordance with the terms of the Backstop Agreement) no later than the Backstop Funding Deadline.

Exhibit B

Form of Transfer Notice

TRANSFER NOTICE

[●], 2016

BY EMAIL

Ultra Petroleum Corp.

400 North Sam Houston Parkway E

Suite 1200

Houston, Texas 77060

Attn: Chief Financial Officer

E-mail address: gshaw@ultrapetroleum.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Attn.: Andrew Rosenberg

1285 Avenue of the Americas

New York, New York 10019-6064

Tel: (212) 373-3000

Fax: (212) 757-3990

Email: arosenberg@paulweiss.com

Brown Rudnick LLP

Attn.: Edward Weisfelner

Seven Times Square

New York, New York 10036

Tel: (212) 209-4800

Fax: (212) 209-4801

Email: eweisfelner@brownrudnick.com

Kirkland & Ellis LLP

610 Lexington Avenue

New York, NY 10022

601 Lexington Avenue

New York, New York 10022,

Attn: David Seligman; Chris Greco

E-mail: dseligman@kirkland.com;

             cgreco@kirkland.com;

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn: Greg Pesce

E-mail address: gregory.pesce@kirkland.com

Ladies and Gentlemen:

Re:	Transfer Notice Under Backstop Commitment Agreement

Reference is hereby made to that certain Backstop Commitment Agreement, dated as of November 21, 2016 (the “Backstop Commitment Agreement”), by and between the Debtors and the Commitment Parties thereto. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Backstop Commitment Agreement.

The purpose of this notice (“Notice”) is to advise you, pursuant to Section 2.6 of the Backstop Commitment Agreement, of the proposed transfer by [●] (“Transferor”) to [●] (“Transferee”) of a [HoldCo Equityholders][HoldCo Noteholders] Backstop Commitment representing [●]% of the aggregate Backstop Commitment of all Commitment Parties as of the date hereof, which represents $[●] of the Transferor’s [HoldCo Equityholders][HoldCo Noteholders] Backstop Commitment (or [●]% of the aggregate [HoldCo Equityholders][HoldCo Noteholders] Backstop Commitment of all [HoldCo Equityholders][HoldCo Noteholders] Commitment Parties). [Transferor also proposes to transfer [$[●] aggregate principal amount][number of HoldCo Equity Interests] of [HoldCo Equity Interests][HoldCo Notes] (as defined in the PSA (as defined below)) to Transferee.] [Transferee is not currently a party to that certain Plan Support Agreement dated November 21, 2016 (the “PSA”).][OR][The Transferee represents to the Debtors and the Transferor that it is a Commitment Party under the Backstop Commitment Agreement.]

By signing this Notice below, Transferee represents to the Debtors and the Transferor that it will execute and deliver a joinder to the Backstop Commitment Agreement and a PSA Transfer Agreement.

This Notice shall serve as a transfer notice in accordance with the terms of the Backstop Commitment Agreement and PSA. Please acknowledge receipt of this Notice delivered in accordance with Section 2.6 of the Backstop Commitment Agreement by returning a countersigned copy of this Notice to Paul, Weiss, Rifkind, Wharton & Garrison LLP and Brown Rudnick LLP via the contact information set forth above.

TRANSFEROR:

[●]

By:
Name:
Title:

TRANSFEREE:

[●]

By:
Name:
Title:

Acknowledged and agreed to by and on behalf of the Debtors:

ULTRA PETROLEUM CORP., as a Debtor

By:
Name:
Title:

Exhibit C

Form of Joinder Agreement

JOINDER AGREEMENT

This joinder agreement (the “Joinder Agreement”) to Backstop Commitment Agreement dated November 21, 2016 (as amended, supplemented or otherwise modified from time to time, the “BCA”), between the Debtors (as defined in the BCA) and the Commitment Parties (as defined in the BCA) is executed and delivered by                      (the “Joining Party”) as of             , 2016 (the “Joinder Date”). Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the BCA.

Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the BCA, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Commitment Party” for all purposes under the BCA.

Representations and Warranties. The Joining Party hereby severally and not jointly makes the representations and warranties of the Commitment Parties set forth in Section 5 of the BCA to the Debtors as of the date of this Joinder Agreement.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York without application of any choice of law provisions that would require the application of the laws of another jurisdiction.

[Signature pages follow.]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the Joinder Date.

JOINING PARTY

[COMMITMENT PARTY], by and on behalf of certain of its and its affiliates’ managed funds and/or accounts

By:
Name:
Title:

[HoldCo Equityholders][HoldCo Noteholders] Backstop Commitment Holdings:

Holdings of HoldCo Notes:

Holdings of HoldCo Equity Interests:

AGREED AND ACCEPTED AS OF THE JOINDER DATE:

ULTRA PETROLEUM CORP., as Debtor

By:
Name:
Title:

Exhibit D

Form of Plan Support Agreement Transfer Agreement

Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Plan Support Agreement dated as of November 21, 2016 (the “Agreement”),2 by and among the Company and the Plan Support Parties, including the transferor to the Transferee of any Claims (each such transferor, a “Transferor”), and shall be deemed a “Consenting HoldCo Noteholder” or “Consenting Equityholder” under the terms of the Agreement and agrees to be bound by (a) the terms and conditions of the Agreement to the extent the Transferor was thereby bound and (b) any direction letters provided by the Consenting Creditor to any agent or trustee. The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer.

Date Executed:

Name:
Title:

Address:

E-mail address(es):

Telephone:

Facsimile:

Aggregate Amounts Beneficially Owned or Managed on Account of:
Type	$[ ]

[2]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.